Exhibit 10.3

EXECUTION VERSION

PURCHASE AGREEMENT

by and among

WSILC, L.L.C., RTW ATM, LLC, C.O.D., LLC AND WG ATM, LLC AND THEIR MEMBERS

and

CARDTRONICS USA, INC.

dated as of July 21, 2014

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT, dated as of July 21, 2014 (this “Agreement”), is made by and among WSILC, L.L.C., an Illinois limited liability company (“WSILC”), RTW ATM, LLC, an Illinois limited liability company (“RTW”, along with WSILC, each being referred to as a “Target Company” and collectively as the “Target Companies”), C.O.D., LLC, a Missouri limited liability company (“COD”), WG ATM, LLC, a Missouri limited liability company (“WG”, along with WSILC, RTW and COD each being referred to as a “Company” and collectively as the “Companies”), each person listed on Schedule A hereto (each, a “Company Holder” and collectively, the “Company Holders”), Rock Island Capital Fund I, L.P., a Delaware limited partnership, in its capacity as the representative of the Company Holders and the Asset Sellers (the “Seller Representative”), and Cardtronics USA, Inc., a Delaware corporation (the “Purchaser”).  The Companies, the Company Holders, the Seller Representative and the Purchaser are referred to herein as “Parties” and each individually may be referred to as a “Party”.

WHEREAS, WSILC is the record owner of 2,000 units of RTW (the “Subsidiary Interest”) and the Company Holders are the record owners of all the other issued and outstanding membership interests and/or units of the Companies in the amounts set forth on Schedule A (collectively with the Subsidiary Interest, the “LLC Units”);

WHEREAS, the Company Holders named on Schedule A as Equity Sellers (the “Equity Sellers”) desire to sell and Purchaser desires to purchase all of the issued and outstanding membership interests and/or units of each Target Company owned by the Equity Sellers (collectively, the “Equity Seller Units”);

WHEREAS, COD and WG (the “Asset Sellers”) desire to sell and transfer, and the Purchaser desires to purchase and assume, the Purchased Assets and the Assumed Liabilities;

WHEREAS, on the terms and subject to the conditions set forth herein, the Equity Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Equity Sellers, all of the Equity Seller Units; and

WHEREAS, on the terms and subject to the conditions set forth herein, the Asset Sellers shall sell and transfer to the Purchaser, and the Purchaser shall purchase and assume the Purchased Assets and the Assumed Liabilities.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, conditions, and agreements set forth herein, the parties hereto agree as follows:

Article I

THE TRANSACTION

Section 1.1The Transaction.  Upon the terms and subject to conditions of this Agreement, at the Closing, each Equity Seller shall sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall accept from each Equity Seller, all of the issued and outstanding Equity Seller Units held by such Equity Seller, free and clear of any and all Liens.  Upon the terms and subject to conditions of this Agreement, at the Closing, (A) each Asset Seller shall sell, transfer, assign, convey and deliver to the Purchaser all of the Purchased Assets, free and clear of any and all Liens except for Liens securing Vault Cash Borrowings, and (B) the Purchaser shall (i) accept and purchase all of the Purchased Assets from each Asset Seller, free and clear of any and all Liens, and (ii) assume all of the Assumed Liabilities.  At the Closing, each Asset Seller shall retain responsibility and liability for all of the Excluded Liabilities

Section 1.2Closing.  The closing of the purchase, sale and transfer of the Equity Seller Units and the Purchased Assets and the assumption of the Assumed Liabilities and the other transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m., Chicago time, on the fifth business day after satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the “Closing Date”), at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois, 60606 (or by exchange of facsimile or PDF signatures) unless another date or place is agreed to in writing by the parties hereto.

Section 1.3Deliveries by the Company Holders.  At the Closing, the Company Holders shall deliver, or cause to be delivered, to the Purchaser:

(a)Instruments of transfer executed by the Equity Sellers and sufficient to vest in the Purchaser good title to the Equity Seller Units;

(b)A general bill of sale, assignment and assumption agreement, in substantially the form of Exhibit A, executed by each Asset Seller, and effective as of 11:59 p.m. Central Time on the Closing Date;

(c)The resignations of the members of the Board of Managers of each Target Company;

(d)The LLC Unit record books and ledgers and minute books of each Target Company; provided, that any of the foregoing items shall be deemed to have been delivered pursuant to this Section 1.3(d) if such item has been delivered to, or is otherwise located at, the offices of a Target Company;

(e)Originals of all of the contracts, commitments, books, records, files and other data of the Asset Sellers that (i) are included in the Purchased Assets or (ii) relate to or affect the Purchased Assets as of the Closing Date; provided, that any of the foregoing items shall be deemed to have been delivered pursuant to this Section 1.3(e) if such item has been delivered to, or is otherwise located at, the offices of a Target Company;

(f)Written evidence from The PrivateBank and Trust Company confirming that (i) all of the existing authorized signatories on the EFT Accounts have been removed and (ii) all of Purchaser’s designees listed on Schedule 1.3(f) have been added as authorized signatories on the EFT Accounts;

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(g)A certificate of the Secretary of each Company, dated the Closing Date, attaching and certifying the applicable required authorizing resolutions of such Company;

(h)Good standing certificates for each of the Companies from the jurisdiction of its formation or organization, as applicable;

(i)Payoff and release letters from the holders of the Indebtedness for Borrowed Money of the Companies that (i) reflect the amounts required in order to pay in full such indebtedness and (ii) provide that, upon payment in full of the amounts indicated, all Liens with respect to the assets of any of the Companies shall be terminated and of no further force and effect, together with UCC-3 termination statements with respect to the financing statements filed against the assets of any of the Companies by the holders of such Liens;

(j)An exact duplicate of the Data Room in digital form stored on DVD’s or on an external hard drive;

(k)The Escrow Agreement in substantially the form of Exhibit B, executed by the Seller Representative;

(l)A Termination and Release Agreement, in substantially the form of Exhibit C, executed by each of (A) RIC GP I, LLC terminating all management fee agreements and (B) COD and WG terminating the Amended and Restated Management Agreement made and entered into November 1, 2011 by and among WSILC, COD and WG (the “Management Agreement”);

(m)A duly executed non-foreign affidavit, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required by Treasury Regulation § 1.1445-2(b), stating that each Company Holder and Asset Seller is not a “foreign person” as defined in Section 1445 of the Code; provided that, notwithstanding anything else to the contrary herein, if a Company Holder or Asset Seller, as applicable, fails to deliver such certificate and the Purchaser elects to proceed with Closing, the Purchaser shall be entitled to withhold or cause to be withheld from payments otherwise payable to such Company Holder or Asset Seller, as applicable, all amounts required to be withheld pursuant to Section 1445 of the Code;

(n)A Release Agreement in the form of Exhibit D, executed by each Company Holder, in which such Company Holder releases, on behalf of itself and all of its Affiliates, any and all claims, rights, causes of actions, indebtedness or other obligations (other than the obligations under this Agreement) that may be owed by any Target Company to such Company Holder, other than as relate to current employment and indemnification rights under the Target Company's limited liability company operating agreement (and as to Mark Idel the conditional note owing to IDI ATM, LLC);

(o)A Transition Services and Office Space Sharing Agreement in substantially the form of Exhibit E, executed by WSILC and Welch Gaming, LLC;

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(p)An amendment to the Processing Agreement between WSILC and Welch Gaming, LLC in substantially the form of Exhibit F;

(q)An Employment Agreement in the form of Exhibit G executed by Jeffery Hewitt (“Hewitt”);

(r)An Employment Agreement in the form of Exhibit H executed by Bradley Cummins (“Cummins”);

(s)A termination and trademark assignment of the Welch License Agreement, in the form of Exhibit I executed by authorized representatives of WSILC and Welch Systems, Inc.;

(t)A termination of the existing Gaming Payout Device Cash Agreement among First Premier Bank, WSILC and Welch Gaming, LLC or amendment deleting WSILC as a party, and an indemnification letter in the form of Exhibit J executed by Welching Gaming, LLC in favor of WSILC; and

(u)All other documents required to be delivered by the Company Holders or Asset Sellers on or prior to the Closing Date pursuant to this Agreement.

Section 1.4Deliveries by the Purchaser.  At the Closing the Purchaser shall deliver (a) to the Seller Representative, on behalf of the Equity Sellers and the Asset Sellers, the Closing Payment Amount in accordance with Section 2.2,  (b) the Escrow Agreement in the form of Exhibit B executed by the Purchaser, (c) to Hewitt an Employment Agreement in the form of Exhibit G executed by the Purchaser, and (d) to Cummins an Employment Agreement in the form of Exhibit H executed by the Purchaser, together with all other documents required to be delivered by the Purchaser on or prior to the Closing Date pursuant to this Agreement.

Section 1.5Escrow.  At the Closing, the Purchaser shall deposit with the Escrow Agent $16,000,000 (the “Indemnity Escrow Amount”), to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and used to satisfy any liabilities of the Equity Sellers and Asset Sellers arising under Section 2.2(c) or Section 9.2 The Equity Sellers’ and Asset Sellers’ relative interest in any amounts distributable from the Indemnity Escrow Amount shall be their Distributive Share.  The parties agree that the fees and costs of the Escrow Agent shall be borne one-half by the Purchaser and one-half by Seller Representative (on behalf of the Equity Sellers and Asset Sellers).

Section 1.6Hewitt Holdback.  As referenced in Section 2.2(a)(iii), at the Closing, Purchaser shall withhold and retain from the Net Purchase Price an amount (the “Retention Amount”) equal to thirteen and one-half percent (13.5%) of Hewitt’s Distributive Share of the Net Purchase Price allocable solely to WSILC (before giving effect to any WC/CapX Adjustment).

(a)For purposes of determining the portion of the Closing Payment Amount to be disbursed by the Seller Representative pursuant to Section 9.10 to each Equity Seller and Asset Seller, the following provisions shall apply:

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(i)The portion of the Closing Payment Amount to be disbursed by the Seller Representative to each Equity Seller (other than Hewitt) and Asset Seller shall be equal to their respective Distributive Share of an amount equal to the sum of (x) the Closing Payment Amount plus (y) the Retention Amount; and

(ii)The portion of the Closing Payment Amount to be disbursed to Hewitt shall be equal to the entire remaining Closing Payment Amount that is not disbursed to the other Equity Sellers and Asset Sellers pursuant to Section 1.6(a)(i).

(b)The Retention Amount need not be segregated or held in a separate account by the Purchaser and shall be paid, disbursed and applied by Purchaser as follows:

(i)Purchaser shall pay (A) one-third (1/3rd) of the Retention Amount to Hewitt on the date that is five hundred forty-seven (547) days after the Closing Date (“First Installment Due Date”) if Hewitt has remained continuously employed by the Purchaser (or an Affiliate of the Purchaser) from the Closing Date through the First Installment Due Date and (B) the remaining two-thirds (2/3rds) of the Retention Amount to Hewitt on the third anniversary of the Closing Date (“Second Installment Due Date”) if Hewitt has remained continuously employed by the Purchaser (or an Affiliate of the Purchaser) from the Closing Date through and until the Second Installment Due Date; provided, however, if (x) on or before the due date of either of the foregoing installments of the Retention Amount the Purchaser has, in good faith, provided written notice to Hewitt pursuant to clauses (a) or (c) of the definition of “Cause” and (y) Hewitt’s period to cure the matter disclosed in such written notice has not yet expired as of the due date of such installment of the Retention Amount, then the Purchaser shall have the right, by notice to Hewitt, to delay the due date of such installment of the Retention Amount otherwise due on the First Installment Due Date or the Second Installment Due Date, as applicable, until the next Business Day following the expiration of such cure period.

(ii)If Hewitt’s employment with the Purchaser and all of its Affiliates should be terminated by the Purchaser (and/or all of such Affiliates, as applicable) without Cause, by Hewitt with Good Reason or by reason of Hewitt’s death or permanent disability prior to the payment of the entirety of the Retention Amount to Hewitt in accordance with Section 1.6(b)(i), then the remaining unpaid portion of the Retention Amount shall be paid to Hewitt within five (5) business days following such termination without Cause, termination by Hewitt with Good Reason or Hewitt’s death or disability, as applicable.

(iii)If  Hewitt’s employment with the Purchaser and all of its Affiliates should be terminated by the Purchaser (and/or all of such Affiliates, as applicable) with Cause or by Hewitt without Good Reason prior to the payment of the entirety of the Retention Amount to Hewitt in accordance with Section 1.6(b)(i), then all of the Retention Amount not otherwise disbursed to Hewitt pursuant to Section 1.6(b)(i) or Section 1.6(b)(ii) shall be paid to Hewitt on the fifth (5th) anniversary of the Closing Date.

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Article II

PURCHASE PRICE

Section 2.1Purchase Price.  The aggregate consideration for the Equity Seller Units and the Purchased Assets (the “Purchase Price”) shall be an amount equal to One Hundred Sixty Million Dollars (U.S. $160,000,000) (the “Gross Purchase Price”) plus the assumption of the Assumed Liabilities.  The net cash consideration (“Net Purchase Price”) shall be equal to the Gross Purchase Price (i) minus the amount of the outstanding Indebtedness for Borrowed Money of the Target Companies as of the Closing Date, (ii) minus the amount of unpaid Seller Transaction Expenses, (iii) minus the Past Employee Termination Amount, (iv) minus one-half of the fees of any filings under Competition Laws (as contemplated by Section 6.3, (v) minus the amount, if any, by which the sum of Net Working Capital (excluding for this purpose Vault Cash and Vault Cash Borrowing) plus Recent CapX, as reflected on the Final Closing Statement, is less than $2,400,000 (a “Negative WC/CapX Adjustment”) (vi) minus the amount, if any, by which Vault Cash Borrowings exceed Vault Cash as of the Closing Date (“Vault Cash Deficiency”) and (vii) plus the amount, if any, by which the sum of Net Working Capital (excluding for this purpose Vault Cash and Vault Cash Borrowing) plus Recent CapX as reflected on the Final Closing Statement exceeds $2,600,000 (a “Positive WC/CapX Adjustment”).  The applicable Negative WC/CapX Adjustment and/or the Positive WC/CapX Adjustment is referred to herein as the “WC/CapX Adjustment.”

Section 2.2Payment.

(a)Cash Payment to Equity Sellers and Asset Sellers.  At the Closing, Purchaser shall deliver to the Seller Representative, on behalf of the Equity Sellers and Asset Sellers, an amount (“Closing Payment Amount”) equal to (i) the Net Purchase Price (before giving effect to any WC/CapX Adjustment, (ii) minus the Indemnity Escrow Amount, (iii) minus the Retention Amount, (iv) minus the amount of the outstanding Indebtedness for Borrowed Money of the Asset Sellers that is paid pursuant to Section 2.2(b), and (v) subtracting any estimated Negative WC/CapX Adjustment or adding any estimated Positive WC/CapX Adjustment, as applicable, based upon the Estimated Closing Balance Sheet.

(b)Other Payments.  At the Closing, Purchaser shall pay to the holders of the Indebtedness for Borrowed Money of the Target Companies the amounts set forth in their payoff letters delivered pursuant to Section 1.3(i) in accordance with the terms thereof and shall also pay, on behalf of the Asset Sellers, the holders of the Indebtedness for Borrowed Money of the Asset Sellers the amounts set forth in their payoff letters delivered pursuant to Section 1.3(i) in accordance with the terms thereof.  Additionally, the Purchaser shall pay any unpaid Seller Transaction Expenses to the required payees in accordance with the instructions delivered by the Seller Representative to the Purchaser at least two (2) Business Days prior to the Closing.

(c)Reconciliation of WC/CapX Adjustment.  If the WC/CapX Adjustment based upon the Final Closing Statement is different than the WC/CapX Adjustment that was estimated based on the Estimated Closing Statement, then within five (5) Business

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Days after the final determination of the Final Closing Statement pursuant to Section 2.4, either (i) the Equity Sellers and the Asset Sellers shall pay to Purchaser from the Indemnity Escrow Amount (A) the amount, if any, by which the estimated Positive WC/CapX Adjustment exceeds the final Positive WC/CapX Adjustment plus (B) the amount, if any, by which the final Negative WC/CapX Adjustment exceeds the estimated Negative WC/CapX Adjustment or (ii) Purchaser shall pay to the Seller Representative, on behalf of the Equity Sellers and Asset Sellers, (A) the amount, if any, by which the final Positive WC/CapX Adjustment exceeds the estimated Positive WC/CapX Adjustment plus (B) the amount, if any, by which the estimated Negative WC/CapX Adjustment exceeds the final Negative WC/CapX Adjustment.

(d)Vault Cash Deficiency.  The Equity Sellers and the Asset Sellers shall pay to Purchaser from the Indemnity Escrow Amount any Vault Cash Deficiency promptly following the final determination of the amount thereof.

Section 2.3Method of Payment.  All payments under Section 2.2 shall be made by wire transfer of immediately available funds free of costs and charges to an account that the recipient, at least forty-eight (48) hours prior to the time for payment specified hereunder, has designated.

Section 2.4Determination of Net Working Capital plus Recent CapX.

(a)Estimated Closing Statement.  At least fifteen (15) business days prior to the Closing, the Seller Representative shall deliver to the Purchaser a schedule setting forth the Seller Representative’s best estimate of the sum of Net Working Capital plus Recent CapX, pro forma as of the Closing Date (the “Estimated Closing Statement”), prepared in accordance with the definitions of Adjusted Current Assets and Adjusted Current Liabilities and Recent CapX.

(b)Proposed Final Closing Statement.  Within ninety (90) calendar days after the Closing Date, the Purchaser shall prepare, or cause to be prepared, and deliver to the Seller Representative an unaudited statement of the Adjusted Current Assets and Adjusted Current Liabilities as of the Closing Date and Recent CapX and any Vault Cash Deficiency (the “Proposed Final Closing Statement”), which shall be prepared in accordance with a manner consistent with the preparation of the April 30, 2014 current assets and liabilities statement attached as Schedule 10.15 (WC Statement).  If no Proposed Final Closing Statement is delivered to the Seller Representative within such ninety (90) calendar day period, then the Purchaser shall be deemed to have accepted the Estimated Closing Statement and the Estimated Closing Statement shall constitute the Final Closing Statement.

(c)Objection to Proposed Final Closing Statement.  Within thirty (30) calendar days after the Proposed Final Closing Statement is delivered to the Seller Representative pursuant to Section 2.4(b), the Seller Representative shall complete its review of the sum of Net Working Capital plus Recent CapX and any Vault Cash Deficiency derived from the Proposed Final Closing Statement.  If the Seller Representative objects to the calculation of the sum of Net Working Capital plus Recent

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CapX and Vault Cash Deficiency, as set forth in the Proposed Final Closing Statement, then the Seller Representative shall inform the Purchaser on or prior to the last day of such thirty (30) calendar day period by delivering a written notice to the Purchaser (a “Closing Statement Objection”) setting forth a specific description of the basis of the Closing Statement Objection and the adjustments to the sum of Net Working Capital plus Recent CapX and Vault Cash Deficiency that the Seller Representative believes should be made.  If there is any delay in access to necessary books, records and personnel required by Section 2.4(f), such response period shall be extended by the period of delay.  If no Closing Statement Objection is delivered to the Purchaser within such thirty (30) calendar day period (as it may have been extended), then the Seller Representative shall be deemed to have accepted the Proposed Final Closing Statement and the Proposed Final Closing Statement shall constitute the Final Closing Statement.

(d)Response to Closing Statement Objection.  If a Closing Statement Objection is delivered to the Purchaser pursuant to Section 2.4(c)Section 2.4(b), then the Purchaser shall have fifteen (15) calendar days to review and respond to the Closing Statement Objection by delivering written notice to the Seller Representative, specifying the scope of its disagreement with the information contained in it.  If no such written notice is delivered to the Seller Representative within such fifteen (15) calendar day period, then the Purchaser shall be deemed to have accepted the Closing Statement Objection.

(e)Dispute Resolution Following Closing Statement Objection.

(i)Negotiation.  If the Purchaser delivers a written notice to the Seller Representative in response to a Closing Statement Objection pursuant to Section 2.4(d), then the Seller Representative and the Purchaser shall promptly meet and attempt in good faith to resolve any dispute or disagreement relating to the Proposed Final Closing Statement and the calculation of the sum of Net Working Capital plus Recent Capx and Vault Cash Deficiency (the “Closing Statement Dispute”).

(ii)Resolution by CPA Firm.  If the Seller Representative and the Purchaser are unable to resolve the Closing Statement Dispute within sixty (60) calendar days after the delivery of a Closing Statement Objection to the Purchaser, then at any time thereafter the Seller Representative or the Purchaser may elect to have the Closing Statement Dispute resolved by PricewaterhouseCoopers LLP (provided that neither Seller Representative nor Purchaser has engaged  such firm for any purpose in the last three years), or another nationally recognized firm of independent public accountants as to which the Seller Representative and Purchaser mutually agree (the “CPA Firm”), who shall, acting as experts and not as arbitrators, determine on the basis of the criteria set forth in this  Section 2.4, and only with respect to the remaining accounting-related differences so submitted to the CPA Firm (and not by independent review), whether and to what extent, if any, the sum of Net Working Capital plus Recent CapX and Vault Cash Deficiency as derived from the Proposed Final Closing Statement requires adjustment.  In connection with the engagement of the CPA Firm, each Party shall execute reasonable engagement letters in the reasonable discretion of the respective parties and supply such other documents and information as the CPA Firm reasonably requires.  Without

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limitation, each Party may submit such data and information to the CPA Firm as such Party deems appropriate.  The CPA Firm shall be instructed to use every reasonable effort to perform its services within fifteen (15) calendar days after submission of the Closing Statement Dispute to it and, in any case, as soon as practicable after such submission.  In resolving the Closing Statement Dispute, the CPA Firm (A) shall utilize accounting principles that are consistent with GAAP and the Companies’ historical calculation of current assets and current liabilities and (B) shall not assign a value to any item greater than the greatest value for such item claimed by any Party, or less than the smallest value for such item claimed by any Party, as presented to the CPA Firm pursuant hereto.  The Proposed Final Closing Statement, as it may be adjusted by the CPA’ Firm’s resolution of the Closing Statement Dispute shall constitute the Final Closing Statement.

(iii)Payment of Fees of CPA Firm.  If the sum of Net Working Capital plus Recent CapX as reflected on the Final Closing Statement is closer in amount to the Net Working Capital as reflected in the Closing Statement Objection (or, if different, the last Net Working Capital proposed in writing by the Seller Representative as a part of the negotiations conducted pursuant to Section 2.4(e)(i)) than to the sum of Net Working Capital plus Recent CapX as reflected on the Proposed Final Closing Statement (or, if different, the last Net Working Capital proposed in writing by the Purchaser as a part of the negotiations conducted pursuant to Section 2.4(e)(i), then the Purchaser shall pay all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.4(e)(ii).  If the sum of Net Working Capital plus Recent CapX as reflected on the Final Closing Statement is closer in amount to the sum of Net Working Capital plus Recent CapX as reflected on the Proposed Final Closing Statement (or, if different, the last Net Working Capital proposed in writing by the Purchaser as a part of the negotiations conducted pursuant to Section 2.4(e)(i)) than to the sum of Net Working Capital plus Recent CapX as reflected in the Closing Statement Objection (or, if different, the last sum of Net Working Capital plus Recent CapX proposed in writing by the Seller Representative as a part of the negotiations conducted pursuant to Section 2.4(e)(i)), then the Seller Representative, on behalf of the Company Holders shall pay all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.4(e)(ii), which shall be paid from the Indemnity Escrow Amount.

(f)Cooperation.  Each Party agrees that, from and after the Closing Date, it will not take any actions with respect to the accounting books, records, policies and procedures of Purchaser or any Company that would obstruct or prevent the preparation, review or evaluation of the Proposed Final Closing Statement.  Each Party shall cooperate, and shall cause its Affiliates and designees to cooperate, with the other in the preparation, review and evaluation of the Proposed Final Closing Statement, including the provision on a timely basis of all information reasonably necessary or useful in connection with the preparation, review and evaluation of the Proposed Final Closing Statement and access to necessary personnel and reasonable amounts of their time.  The Seller Representative and its accountants shall have reasonable access to all information used by the Purchaser in preparing the Proposed Final Closing Statement, including the work papers of its accountants.

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Article III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO
THE COMPANY HOLDERS

Each Company Holder, severally and not jointly, represents and warrants to Purchaser as to such Company Holder as follows:

Section 3.1Ownership of LLC Units.  Such Company Holder owns, beneficially and of record, the class and number of LLC Units of the respective Company listed opposite such Company Holder’s name on Schedule 3.1, free and clear of all Liens, options, rights, calls, commitments, proxies or other contract rights.  Such Company Holder has sole voting power and sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the LLC Units so indicated opposite such Company Holder’s name on Schedule 3.1, with no limitations, qualifications or restrictions on such rights and powers, and such Company Holder has not granted such rights and powers to any other Person.

Section 3.2Authorization; Validity of Agreement.  Each Company Holder has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered hereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized on behalf of such Company Holder, if such Company Holder is not a natural Person, and no other proceedings on the part of the Company Holder are necessary to authorize the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered hereunder or the consummation of the transactions contemplated hereby and thereby.  This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered hereunder by the Company Holder will constitute, valid and binding agreements of such Company Holder, except to the extent such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 3.3No Violations, Consents and Approvals.  Except as set forth on Schedule 3.3, neither the execution and delivery by the Company Holder of this Agreement or the other documents and instruments to be executed and delivered by the Company Holder hereunder, nor the consummation by the Company Holder of the transactions contemplated hereby and thereby will (i) violate any provision of the organizational documents of the Company Holder (if the Company Holder is not a natural Person), (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any loan agreement, note, bond, mortgage, guarantee, lease, license, agreement or other instrument or obligation to which the Company Holder is a party, (iii) require any authorization, consent or approval by, filing with or notice to any foreign, federal, state, local, municipal, county or other governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or similar entity (including any branch, department or

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official thereof) (a “Governmental Entity”), except for (A) the requirements of any federal, state and foreign Law or Order that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“Competition Law”) applicable to the transactions contemplated hereby, (B) such authorizations, consents, approvals, filings or notices, the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on the Company Holder’s ability to perform its obligations hereunder and (C) such authorizations, consents, approvals, filings or notice requirements that become applicable solely as a result of the specific regulatory status of the Purchaser or any of its Affiliates, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company Holder; except in the case of clauses (ii) through (iv) above for such violations, breaches or defaults which are not reasonably likely to have a Material Adverse Effect.

Section 3.4Litigation.  Except as set forth on Schedule 3.4, as of the date of this Agreement, there is no Action pending or, to the actual knowledge of the applicable Company Holder, threatened, against any Company Holder or any of its respective assets, properties or businesses that would reasonably be expected to prevent the Closing.

Section 3.5Brokers.  Except as set forth in Schedule 3.5, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of a Company Holder.

Article IV

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANIES

Each Company, severally and not jointly, represents and warrants to Purchaser as to such Company as follows:

Section 4.1Organization.  Such Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization or incorporation.  Such Company has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so organized, existing and in good standing or to have such power and authority, or to be so qualified or licensed is not reasonably likely to have a Material Adverse Effect.  Schedule 4.1 delivered to the Purchaser as of the date of this Agreement sets forth each jurisdiction in which such Company is qualified to do business.

Section 4.1-AAuthorization; Validity of Agreement.  Such Company has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered hereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized on behalf of such

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Company, and no other proceedings on the part of such Company are necessary to authorize the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered hereunder or the consummation of the transactions contemplated hereby and thereby.  This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered hereunder by such Company will constitute, valid and binding agreements of such Company, except to the extent such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 4.2Capitalization.

(a)All the outstanding LLC Units are duly authorized, validly issued, fully paid and non-assessable and are owned, directly by the Company Holders (or, in the case of certain of the Subsidiary Interest, WSILC) in the amounts and classes, if applicable, set forth on Schedule A.  Such Company is not a party to any (i) options, warrants, calls, pre-emptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating such Company to issue, transfer or sell any LLC Units in such Company or securities convertible into or exchangeable for such LLC Units or equity interests, (ii) contractual obligations to repurchase, redeem or otherwise acquire any LLC Units or other equity interests of such Company, (iii) voting trusts or similar agreements with respect to the voting of the LLC Units of such Company, or (iv) liens, claims, charges, security interests, mortgages, pledges or other restrictions or encumbrances, except for any restrictions on transfer generally arising under any applicable federal or state securities laws (collectively, “Liens”) on such LLC Units.

(b)Except for the ownership of the Subsidiary Interest by WSILC, no such Company has any Subsidiaries.

(c)No holder of any Company LLC Units or other Person has any statutory appraisal or dissenters’ rights in respect of the transactions contemplated by this Agreement.

Section 4.3No Violations; Consents and Approvals.  Except as set forth on Schedule 4.3, neither the execution and delivery by such Company of this Agreement or the other documents and instruments to be executed and delivered hereunder, nor the consummation by such Company of the transactions contemplated hereby and thereby will (i) violate any provision of its articles of organization or its LLC Agreement, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, guarantee, lease, license, agreement or other instrument or obligation to which such Company is a party or by which it or any of its assets may be bound, (iii) require any authorization, consent or approval by, filing with or notice to any Governmental Entity, except for (A) the requirements of any Competition Law, applicable to the transactions contemplated hereby, (B) such authorizations, consents, approvals, filings or notices, the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on such Company’s

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ability to perform its obligations hereunder and (C) such authorizations, consents, approvals, filings or notice requirements that become applicable solely as a result of the specific regulatory status of the Purchaser or any of its Affiliates, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Company any of its properties or assets; except in the case of clauses (ii) through (iv) above for such violations, breaches or defaults which are not reasonably likely to have a Material Adverse Effect.

Section 4.4Financial Statements.

(a)Such Company’s audited (in the case of the Target Companies, consolidated with each other and with Welch Management Holdings, LLC) (i) balance sheets as of December 31, 2012 and December 31, 2013, and statements of operations and cash flows for the 12 month periods ended December 31, 2012 and December 31, 2013 (collectively, the “Year-End Financial Statements”) and (ii) unaudited balance sheet as of May 31, 2014 (the “Recent Balance Sheet”), and statement of operations for the period from January 1, 2014 through May 31, 2014 (the “Interim Financial Statement,” and, together with the Year-End Financial Statements, the “Company Financial Statements”) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as otherwise noted therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of such Company as at the dates thereof or for the periods presented therein (subject to normal year-end adjustments and the absence of related notes).  The Company Financial Statements are consistent with the books and records of such Company and its Subsidiaries.

(b)All accounts receivable reflected on the Recent Balance Sheet, and all accounts receivable of such Company generated since the date of the Recent Balance Sheet (the “Receivables”), constitute bona fide receivables resulting from the sale of inventory, services or other obligations in favor of such Company.

(c)The accounts payable of such Company reflected on the Recent Balance Sheet arose from bona fide transactions in the Ordinary Course of Business, and all such accounts payable have either been paid, are not yet due and payable in the Ordinary Course of Business, or are being contested by such Company in good faith.

(d)Purchaser has been provided access to true, correct and complete copies of all Processor Reports.  Such Company has no Knowledge that the data set forth in the Processor Reports is inaccurate or incomplete in any material respect.

Section 4.5Absence of Certain Changes.  Except as (i) disclosed on Schedule 4.5 or (ii) required by applicable law, since the date of the Interim Financial Statement until the date of this Agreement:

(a)there has not been any change in the business, results of operations or financial condition of such Company that has had or is reasonably likely to have a Material Adverse Effect;

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(b)such Company has conducted its business in all material respects in the Ordinary Course of Business;

(c)such Company has not amended its articles of organization or LLC Agreement;

(d)such Company has not granted any increase in salary or bonus payable to any officer or employee, except in the Ordinary Course of Business or as required by existing Contracts;

(e)such Company has not made any commitment outside of the Ordinary Course of Business to be paid after the Closing other than as set forth on Schedule 4.5(e);

(f)such Company has not made or revised any material Tax election or settled or compromised any Tax liability; and

(g)such Company has not (i) issued, sold, transferred, pledged, disposed of or encumbered any LLC Units or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any LLC Units or other equity interests of such Company or (ii) redeemed, purchased or otherwise acquired directly or indirectly any of its LLC Units or other equity interests.

Section 4.6Litigation.  Except as set forth on Schedule 4.6 and except for claims under Environmental Laws (which are the subject of Section 4.13 hereof exclusively), as of the date of this Agreement, there is no suit, claim, action, arbitration, proceeding or investigation (each, an “Action”) pending or, to the Knowledge of such Company, threatened, against such Company or any of its respective assets, properties or businesses.  There is no charge, involving such Company or its employees that has been filed with (or, to the Knowledge of such Company, threatened to be filed with), or no administrative proceeding or, to the Knowledge of such Company, investigation is being conducted by the Equal Employment Opportunity Commission or any other governmental entity (or any equivalent agency in any state or municipality), the Occupational Safety and Health Administration, or the Department of Labor.

Section 4.7No Undisclosed Liabilities.  Except as set forth on Schedule 4.7, such Company has no liability, commitment or obligation of any kind or any nature, except for (i) such liabilities, commitments or obligations reflected on or reserved against in the Interim Financial Statement, or incurred since the date of the Interim Financial Statement in the Ordinary Course of Business, (ii) liabilities disclosed in footnotes to the Year-End Financial Statements, (iii) any contractual commitments that (A) are of a nature not required to be disclosed in a balance sheet prepared in accordance with GAAP, (B) arise pursuant to the terms of a Contract disclosed on Schedule 4.11(a) or not required to be disclosed on Schedule 4.11(a) pursuant to Section 4.11(a) and (C) do not arise from or relate to a breach or default by such Company under any Contract, and (iv) liabilities, commitments or obligations incurred in the Ordinary Course of Business since the date of the Interim Financial Statement.

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Section 4.8Compliance with Law.

(a)Except for Environmental Laws (which are the subject of Section 4.13 hereof exclusively), compliance of Plans with Laws (which are the subject of Section 4.10 hereof exclusively) and compliance with the New ADA Rules (which are the subject of Section 4.19 hereof exclusively) hereof, the operations of such Company are not being conducted in violation of any law, statute, regulation, award, decision, settlement, judgment, decree, order or injunction of any Governmental Entity (each, an “Order”), except where such violations are not reasonably likely to have a material impact on such Company.

(b)Such Company holds all licenses, permits, variances and approvals of Governmental Entities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses as currently conducted except for Permits under Environmental Laws (which are the subject of Section 4.13 hereof exclusively) and except where the failure to hold such Permits is not reasonably likely to have a Material Adverse Effect.  All of such material permits held by such Company are set forth on Schedule 4.8(b).

Section 4.9Technology and Intellectual Property.

(a)Schedule 4.9(a) sets forth an accurate and complete list of all issued Patents and pending Patent applications, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, and Internet domain names owned or filed by such Company.  Schedule 4.9(a) lists (i) the record owner of each such item of Intellectual Property, (ii) the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed and (iii) the registration or application date, as applicable.

(b)Such Company is the owner of all right, title and interest in and to, or has valid and continuing rights to use, sell, license and otherwise commercially exploit, as the case may be, the Company Intellectual Property, the Company Technology and the Intellectual Property licensed to such Company under the Intellectual Property Licenses as the same is used, sold, licensed and otherwise commercially exploited by such Company in its business as presently conducted, free and clear of Liens (except for those specified in the Intellectual Property Licenses listed in Schedule 4.11(a)(xxiii)).

(c)To the Knowledge of such Company, the Company Intellectual Property, the Company Technology, the development, manufacturing, licensing, marketing, offer for sale, sale or use of any products and services in connection with the business of such Company as presently conducted, and the present business practices, methods and operations of such Company do not infringe, dilute, constitute or result from an unauthorized use or misappropriation of, or violate any Intellectual Property, or Technology of any Person.  The Company Intellectual Property, the Company Technology and the Intellectual Property licensed to such Company under the Intellectual Property Licenses include all of the Intellectual Property and Technology necessary to

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enable such Company to conduct its business in the manner in which such business is currently being conducted.

(d)To the Knowledge of such Company, no Person is infringing, diluting, violating, misusing or misappropriating any Company Intellectual Property or Company Technology, and no claims of infringement, dilution, violation, misuse or misappropriation of any Company Intellectual Property or Company Technology have been made against any Person by such Company.

(e)Such Company is in compliance in all material respects with any posted privacy policies and all Laws and industry standards relating to personally identifiable information.

(f)Such Company is not the subject of any pending or, to the Knowledge of such Company, threatened Action that involve a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against such Company or challenging the ownership, use, validity or enforceability of any Company Intellectual Property, Company Technology or Intellectual Property licensed to such Company under any of the Intellectual Property Licenses.  Such Company has not received written notice of any such threatened Action.

Section 4.10Employee Benefit Plans; ERISA.

(a)Schedule 4.10(a) contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, employment, deferred bonus, retention or divestiture award, profit sharing, pension, or retirement plan, program, agreement or arrangement or other “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other material employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to by such Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with such Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of such Company (collectively, the “Plans”).

(b)With respect to each Plan, such Company has heretofore made available to the Purchaser true and complete copies of each of the following documents:

(i)the Plan;

(ii)the most recent annual report and actuarial report, if required under ERISA;

(iii)the most recent Summary Plan Description required under ERISA with respect thereto;

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(iv)if the Plan is funded through a trust or any third-party funding vehicle, the trust or other funding agreement and the latest financial statements thereof;

(v)the most recent determination letter or opinion letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

(vi)all plans, contracts, policies or agreements describing each bonus, deferred compensation or incentive compensation to which any of the employees of the Target Companies are entitled;

(vii)any contract agreement, policy, or plan under which any employee of the Target Companies is entitled to any deferred bonus, retention or divestiture award;

(viii)each stock purchase, stock option or other similar agreement under which any employee of the Target Companies is entitled to stock, stock options or other benefits; and

(ix)any contract, agreement, policy or plan under which any of the employees of the Target Companies are entitled to hospitalization or other medical, life or other insurance benefits;

(x)any prior waiver of any preexisting condition, waiting period limitation, or other condition, obligation or requirement of any employee benefit plan (including those specifically referred to in the third sentence of Section 6.7(b).

(c)All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Plan.

(d)Except as provided on Schedule 4.10(d), each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.  Such Company has not engaged in a transaction or has taken or failed to take any action in connection with which such Company or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code.

(e)There are no pending, or to the Knowledge of such Company, threatened, claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

(f)Each Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust maintained thereunder has been determined by the Internal Revenue Service to be exempt from taxation under Section 501(a) of the

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Code.  To the knowledge of such Company, no event has occurred since the date of such determination that would materially affect such qualification.

(g)Such Company makes the following representations and warranties:

(i)No liability under Title IV of ERISA has been incurred by such Company or any ERISA Affiliate that has not been satisfied in full, and no condition currently exists that presents a risk to the Purchaser or any of its ERISA Affiliates of incurring a liability under such title.

(ii)Each Plan that is a “nonqualified deferred compensation” arrangement under Section 409A of the Code meets all of the requirements of, and has been operated in compliance with, Section 409A of the Code, and no service provider is entitled to a tax gross up or similar payment from such Company for any Tax or interest that may be due under Section 409A of the Code.

(iii)In connection with the Closing and related transactions, no payments of money or other property, acceleration of benefits, or provisions of other rights have been or will be made hereunder, under any agreement contemplated herein, or under any Plan or any other agreement that, in the aggregate, would be reasonably likely to result in sanctions under Sections 280G and 4999 of the Code, whether or not some subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(iv)Except as set forth on Schedule 4.10(g)(iv), with respect to each Plan that provides welfare benefits of the type described in Section 3(1) of ERISA, (A) no such plan provides medical, death or other such benefits with respect to current or former employees or partners of such Company (or their spouses or beneficiaries) beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA and Section 4980B of the Code or applicable state law, (B) each such plan, to the extent applicable, has been administered in compliance, including applicable notice requirements, with Sections 601-609 of ERISA and 4980B of the Code and, if applicable, comparable state law, and no Taxes payable on account of Section 4980B of the Code have been or, to the Knowledge of such Company, are expected to be incurred, (C) each such plan that is subject to the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), has been administered in compliance with HIPAA, including applicable notice, privacy and security requirements applicable to the plan sponsor of such a plan, and (D) each such plan that is subject to the Patient Protection and Affordable Care Act of 2010, as amended (the “Affordable Care Act”) has been maintained and administered in compliance with the Affordable Care Act, including applicable notice and coverage requirements and no Taxes or liability have been or, to the Knowledge of the Company, are expected to be incurred as a result of any violation of the Affordable Care Act to such Plan. Each group health plan” (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) sponsored or maintained by the Company has been administered and operated in material compliance with the applicable requirements of Part 6 of Section B of Title I of ERISA and Section 4980B of the Code.

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(v)No person who is or was engaged by such Company as an independent contractor or in any other non-employee capacity could reasonably be characterized as an employee of such Company under applicable laws, statutes, rules, regulations or administrative proceedings covering federal, state and local income taxation, workers’ compensation, or unemployment insurance.

Section 4.11Material Contracts.

(a)Schedule 4.11(a) lists each of the following contracts and agreements to which such Company is a party as of the date of this Agreement (such contracts and agreements described below being “Material Contracts”):

(i)Contracts with the Company Holders or any Affiliate thereof;

(ii)Contracts for the sale of any of the assets of such Company other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iii)Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(iv)Contracts containing covenants of such Company not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment or covenants of any other Person not to compete with such Company in any line of business or in any geographical area or not to solicit or hire any individual with respect to employment;

(v)Contracts relating to the acquisition by such Company of any operating business or material assets or the capital stock of any other Person;

(vi)Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of such Company, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(vii)any Contract pursuant to which Vault Cash is supplied to such Company for use in the Company ATMs (“Vault Cash Agreements”), such cash borrowed under such agreements being referred to herein as “Vault Cash Borrowings”;

(viii)any Contract pursuant to which armored car services are provided to such Company;

(ix)any Contract pursuant to which maintenance or repair services are supplied to such Company with respect to the Company ATMs;

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(x)any Contract pursuant to which such Company is provided any telecommunications services in connection with the operation of the Company ATMs;

(xi)the twenty-five (25) largest Company Merchant Agreements, as measured by the amount of gross revenues received by all of the Companies during the most recently completed fiscal year and the current fiscal year-to-date of the Companies;

(xii)any Contract (commonly referred to as “processor contracts”) pursuant to which ATM transactional processing services are provided to such Company with respect to such Company’s ATMs;

(xiii)any Contract (commonly referred to as “branding contracts”) pursuant to which such Company permits a financial institution to place its name and trademarks on any of the Company ATMs and pursuant to which that institution’s cardholders are permitted to use those Company ATMs on a surcharge free basis;

(xiv)any Contract (commonly referred to as “advance functionality contracts”) pursuant to which such Company is enabled to provide services such as bill payment, check cashing or other services at some of the Company ATMs;

(xv)any Contract (commonly referred to as a “surcharge free agreement”) pursuant to which such Company has agreed to permit the cardholders of certain designated financial institutions to make cash withdrawals from certain Company ATMs without the assessment of a surcharge fee;

(xvi)any Contract (commonly referred to as a “sponsorship agreement”) pursuant to which a financial institution sponsors such Company’s participation in the financial electronic payment networks such as MasterCard, Visa, Cirrus, Interlink, Maestro, Plus, Pulse, NYCE and STAR;

(xvii)Contracts under which such Company has made advances or loans to any other Person;

(xviii)Contracts, polices or plans which obligate the Company to pay or provide any severance or other payments or benefits upon termination of employment, change of control, sale of assets or equity, or retention, to, or for, any employee of the Target Companies;

(xix)Contracts for the employment of any individual on a full-time, part-time or consulting basis;

(xx)Contracts with independent contractors or consultants that are not cancelable without penalty or further payment and without more than 30 days’ notice;

(xxi)outstanding Contracts of guaranty, surety or indemnification by such Company, other than indemnification provisions in leases, Company Merchant Agreements, branding agreements and other Contracts entered into in the Ordinary Course of Business or in business acquisition agreements described in clause (v) above;

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(xxii)each Contract under which a Company has granted a third party a power of attorney;

(xxiii)all Intellectual Property Licenses or any other Contracts relating to any Intellectual Property or Technology (excluding licenses pertaining to Shrinkwrap Software);

(xxiv)any Distribution Agreement with a Dealer and the list of Distribution Agreements on Schedule 4.11(a) includes an accurate count of the number of ATMs that are being serviced by the Companies pursuant to each such Distribution Agreement;

(xxv)any Contract in which (I) services are provided to such Company for compensation that is based on the amount of revenues or sales generated as a result of such services, (II) such Company will be required to pay a change-of-control or similar type of fee or payment by reason of the completion of the transactions contemplated hereby or (III) such Company will have the option to terminate such Contract upon payment of a specified fee or other payment upon completion of the transactions contemplated hereby; and

(xxvi)any Contract not listed in respect of the categories set forth above other than Company Merchant Agreements with an annual payment in excess of $100,000.

(b)Except as set forth on Schedule 4.11(b), each Material Contract is in full force and effect and such Company is not in material breach of, or material default under, any such Material Contract, nor, to the Knowledge of the Companies, is any other party to any Material Contract in material breach of or default thereunder.    Except as disclosed on Schedule 4.11(b), no party to any Material Contract has exercised in writing any termination rights with respect thereto, and no party has given written notice of any material dispute with respect to any Material Contract.

(c)Such Company has delivered to Buyer a correct and complete copy of each written Material Contract.  Schedule 4.11(c) contains an accurate and complete description of all material terms of all oral Material Contracts.

(d)There is no event which, upon giving of notice or lapse of time or both, would constitute a material breach or material default under any such Material Contract or would permit the termination, modification or acceleration of such Material Contract.

(e)With regard to the Company Merchant Agreements of the Companies:

(i)Schedule 4.11(e) includes a copy of the current standard forms used by the Companies (the “Contract Forms”) utilized in negotiating Company Merchant Agreements since January 1, 2012, other than national contracts.  Except as shown on Schedule 4.11(e)(i), none of the Company Merchant Agreements (A) is a Contract between a Company, on the one hand, and any Company Holder, Affiliate of a Company Holder or any present or former director, officer or employee of a Company or

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Company Holder or Affiliate of a Company Holder, on the other hand, (B) creates any type of partnership, joint venture or profit sharing agreement or (C) imposes any non-compete, exclusivity or similar restrictions on any Company or any Affiliate thereof.  Originals or copies of all of the Company Merchant Agreements are located in the business premises and offices covered by the Leases and have been made available for inspection by Purchaser.

(ii)Except as would not be or result in, alone or together, a Material Adverse Effect and except as otherwise shown on Schedule 4.11(e)(ii),  (A) each of the Company Merchant Agreements is valid, binding and enforceable against the parties thereto in accordance with its terms, and is in full force and effect, (B) the Companies have not violated any provision of, or failed to perform any obligation required under the provisions of, any Company Merchant Agreement, (C) to the Knowledge of the Companies, no other party is in breach, or has received written notice of breach, of any Company Merchant Agreement and (D) no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by any Company, or, to the Knowledge of the Companies, any other party under any Company Merchant Agreement.

Section 4.12Tax Matters.

(a)Each Company is and always has been classified as a partnership within the meaning of Treasury Regulation Section 301.7701-2(a) (and any corresponding provisions of state and/or local law) and has not made an election to be treated as an association within the meaning of Treasury Regulation Section 301.7701-3 (and any corresponding provisions of state and/or local law).

(b)All Returns required to be filed or extended with any taxing authority by, or with respect to, such Company have been filed or extended in accordance with all applicable laws, and such Company has timely paid all Taxes (whether or not shown on any Returns).

(c)No claim has ever been made by an authority in a jurisdiction where such Company does not file Returns that such Company is or may be subject to taxation by that jurisdiction.  There are no liens on any of the assets of such Company that arose in connection with any failure (or alleged failure) to pay any Taxes.

(d)All deficiencies asserted or assessments made as a result of any examination of the Returns have been paid in full or are being challenged in good faith through appropriate proceedings.

(e)Such Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor and other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(f)No statute of limitations has been waived with respect to the Taxes of such Company.

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(g)Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 4.12 shall cause such Company to be liable for any Taxes for which such Company is not expressly liable pursuant to Section 6.6 hereof.

(h)For purposes of this Agreement, (i) “Taxes” shall mean all taxes (whether or not shown on any Returns), levies or other like assessments, charges or fees (including estimated taxes, charges and fees) applicable to and payable by such Company, including, without limitation, income, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any foreign country, including any state, county or local government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such taxes whether disputed or not and including any obligation to indemnify or otherwise assign or succeed to the Tax liability of any other Person; and (ii) “Return” shall mean any report, return, statement or other written information (including any schedule or attachment thereto and including any amendment thereof) required to be supplied to a taxing authority in connection with Taxes.

(i)No Company is a party to any Tax allocation or sharing agreement.

Section 4.13Environmental Matters.

(a)Except as set forth on Schedule 4.13(a), such Company is in compliance with all material applicable Environmental Laws, which compliance includes the possession of all permits and governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except where such non-compliance is not reasonably likely to have a Material Adverse Effect.

(b)Except as set forth on Schedule 4.13(b), there are no Environmental Claims pending or, to the Knowledge of such Company, threatened, against such Company that are reasonably likely to be material to such Company.

(c)Except as set forth on Schedule 4.13(c), such Company has no Knowledge of any releases, spills or discharges of Hazardous Substances on or underneath any of the Real Property that are reasonably likely to be material to such Company.

(d)Schedule 4.13(d) describes all pending arrangements with Governmental Entities regarding any investigatory, remedial or corrective obligation, relating to such Company or its facilities, the subject of which is unresolved.

(e)The Purchaser acknowledges that (i) the representations and warranties contained in this Section 4.13 are the only representations and warranties being made by such Company with respect to compliance with, or liability or claims under, Environmental Laws or with respect to permits issued or required under Environmental Laws, (ii) no other representation by such Company contained in this Agreement shall apply to any such matters and (iii) no other representation or warranty, express or implied, is being made with respect thereto.

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(f)As used in this Agreement:

(i)the term “Environmental Claim” means any claim, action, investigation or notice to such Company by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (a) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned or operated by such Company or (b) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law;

(ii)the term “Environmental Laws” means all federal, state, and local laws and regulations, as in effect and as interpreted as of the date of this Agreement, relating to pollution or protection of the environment, and human health and safety including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, presence, transport or handling of Hazardous Substances; and

(iii)the term “Hazardous Substance” means all substances defined as such in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by any other Environmental Law, or regulated as such under, any Environmental Law, including, but not limited to, petroleum, lead, asbestos, or polychlorinated biphenyls.

Section 4.14Labor Matters.

(a)Schedule 4.14(a) sets forth a complete and correct list of all salaried employees of such Company having total annual compensation in excess of $100,000, showing for each: (i) name, (ii) current job title, and (iii) actual base salary, bonus, commission or other remuneration paid during 2013, (iv) base salary, bonus, commission or other remuneration due or to become due to such employee during 2014, (v) all severance, termination, retention, change of control and/or other payment or benefit to which such employee is entitled, and (vi) for all Continuing Target Employees (including those whose compensation is less than $100,000), a schedule reflecting all accrued vacations and/or other benefits or accruals which Purchaser will be required to credit or allow for Continuing Target Employees pursuant to the provisions of Section 6.7(b).  Except for the Discontinued Employees, there are no employees on the payroll of any Target Company being paid for services provided to Welch Gaming, LLC or to any other Person that is not a Target Company.

(b)Except as listed in Schedule 4.14(b),

(i)there are no collective bargaining or other union agreements covering employees of such Company;

(ii)there are no strikes, disputes, lockouts or work stoppages pending or, to the knowledge of such Company, threatened against such Company that have had

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or are reasonably likely to have a Material Adverse Effect.  There has been no petition, election or other effort by, or for, any of the employees of the Company to create a collective bargaining unit or enter into a collective bargaining agreement;

(iii)there are no indemnification provisions and/or benefits to which any Continuing Target Employee is entitled, as described in Section 6.10, except as provided in the limited liability company agreements of the Target Companies and common law rights, if any; and

(iv)there are no contracts, agreements or other documents containing non-compete and/or non-solicitation obligations with regard to any current employee of such Company or any former employee who is still subject to such obligations.

Section 4.15Real Property Matters.

(a)Schedule 4.15 lists all of the real property owned, used or occupied by such Company (the “Real Property”).

(b)Schedule 4.15(b) contains a complete and correct list of all interests of such Company in Real Property pursuant to leases, licenses or other occupancy or use agreements (collectively, the “Leases”).  Such Company has good and valid title to the leasehold estate or other interest created under the Leases, free and clear of all Liens other than Permitted Liens.  Such Company has previously made available to the Purchaser true, correct and complete copies of all Leases, together with all amendments and modifications thereof and supplements thereto.  Other than the leasehold estates created under the Leases, such Company does not own any real property. Except as set forth on Schedule 4.15(b),  (i) each Lease is in full force and effect, (ii) such Company is not in material breach of, or material default under, any of the Leases, (iii) to the Knowledge of the Companies, no other party to any Lease is in material breach of or default thereunder and (iv) no party to any Lease has exercised in writing any termination rights with respect thereto, and no party has given written notice of any material dispute with respect to any Lease.

(c)To the Knowledge of such Company, there is no (i) violation of any applicable building, zoning, land use or other similar Law (including, without limitation, the Americans with Disabilities Act, if applicable) in respect of the Real Property; (ii) violation of any other Law which, individually or in combination with any others, would materially and adversely affect the ability of such Company to use the affected parcel of Real Property in the manner and scope in which it is now being used or operated; (iii) operation on or use of the Real Property which constitutes non-conforming use under any applicable building, zoning, land use or other Law; and (iv) other than published notice not actually received, any pending or contemplated rezoning or special designation proceeding affecting the Real Property.

(d)For purposes of this Agreement, “Permitted Liens” means (i) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other similar Liens arising or incurred in the ordinary course of business for sums not yet due and payable or

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interim liens for Taxes, assessments or other charges for Governmental Entities that are being contested in good faith by such Company or are not yet due and payable, (ii) liens as reflected in the title records relating to real property owned or leased by such Company, (iii) any other covenants, conditions, restrictions, reservations, rights, Liens, easements and other matters affecting title, that do not individually or in the aggregate with other such Liens, materially impair the value or marketability of the property subject to such Lien or materially interfere with use of such property in the conduct of the business of such Company as it is currently being conducted thereon, and (iv) those Liens set forth on Schedule 4.15(d).

Section 4.16Title to Other Property; All ATM Assets.  Such Company has good and valid title to, or holds a valid and existing lease or license to use, all of the material non-real properties, contracts, rights and other assets (of every kind, character and description, whether real, personal or mixed, including the Company ATM’s), used in its business as it is currently conducted, in each case, free and clear of all Liens other than Permitted Liens.  Except for Company-Serviced ATMs, all of the material assets that are used in, useful to or otherwise associated with or related to the business of owning, operating, maintaining or exploiting ATMs, as currently being conducted by the Companies, are owned by and, except for installed ATMs,  in the possession of the Companies.

Section 4.17Insurance.  Set forth in Schedule 4.17 is a complete and accurate list of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of such Company.  Schedule 4.17 includes, without limitation, the carrier, a general description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, and date of expiration.  All such polices currently in effect are valid, outstanding and enforceable policies, and no such policy provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof.  No notice of cancellation or termination has been received by such Company with respect to any such policy.  Such Company has duly and timely made all claims it has been entitled to make under each policy of insurance during the last two (2) years.

Section 4.18Affiliate Relationships.  Except as set forth in Schedule 4.18, no Company Holder or Affiliate of a Company Holder (A) does business with such Company, (B) owns any property, asset or right that is used by such Company in the conduct of its business or (C) has any direct or indirect interest in (i) any entity that does business with such Company or (ii) any property, asset or right that is used by such Company in the conduct of its business.

Section 4.19Tangible Personal Property.

(a)Except for Company-Owned ATMs with GAAP zero net book value not currently installed, all of such Company’s tangible personal property (including, without limitation, all of its Company-Owned ATMs) used in the business of such Company which, individually or in the aggregate, are material to the operation of the business of the Companies is in a state of reasonable maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used by such Company.

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(b)The following matters related to the Company ATMs are true and correct:

(i)Schedule 4.19(b)(i) sets forth an accurate and complete list of all of the Company-Owned ATMs, excluding those ATMs with a GAAP zero net book value that are out of service

(ii)Schedule 4.19(b)(ii) sets forth an accurate and complete list of all of the Company-Serviced ATMs.

(c)Schedule 4.19(b)(i) and Schedule 4.19(b)(ii) each includes the following information for each of the Company ATMs listed thereon: (A) the manufacturer, model number and age of such Company ATM, (B) the current location of such Company ATM, (C) the “sponsoring” financial institution for such Company ATM, (D) the operating system running on such Company ATM and (E) the Company that owns such Company ATM (if it is a Company-Owned ATM).  None of the Company-Owned ATMs are leased to the Company pursuant to any type of personal property lease but are all owned outright by the Company.  The Company ATMs installed and in use are in compliance with the New ADA Rules.

(d)Schedule 4.19(d) sets forth an accurate and complete list of all desktop, laptop and tablet computers, computer servers, printers, mobile phones (including smart phones), audio-visual equipment, computer networking equipment and other material items of office equipment used in the operation of the business of such Company.  Except as otherwise indicated on Schedule 4.19(d), all items listed on Schedule 4.19(d) and any other items of equipment and furniture used in, or necessary for, the operation of the business of such Company, as currently conducted, are owned by and in the possession of such Company.

Section 4.20Suppliers and Merchants.  Schedule 4.20 sets forth a correct and complete list of the 10 largest suppliers (by dollar volume) of products or services to the Companies collectively, and the 25 largest Company Merchants (by dollar volume) collectively each during calendar year 2013 and the four (4) months ended April 30, 2014.  Schedule 4.20 also sets forth, for each such supplier and Company Merchant, the aggregate payments from and to such Person by the Companies during such periods.  Except as disclosed on Schedule 4.20, since the date of the Interim Financial Statement, none of the suppliers or Company Merchants listed on Schedule 4.20 has cancelled or otherwise terminated its relationship with the Companies or materially reduced or changed the pricing or other terms of its business with the Companies and no such supplier or merchant has notified the Company in writing that it intends to cancel, terminate or materially reduce or change the pricing or other terms of its business with the Companies

Section 4.21Business Continuity.  Except as set forth on Schedule 4.21, none of the software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by such Company in the conduct of its business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued

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substandard performance in the past twelve (12) months that has caused or reasonably could be expected to cause any substantial disruption or interruption in or to the use of any such Systems by such Company.

Section 4.22Data Privacy and Security.  Except as set forth on Schedule 4.22, such Company is in compliance in all material respects, with:

(a)its applicable internal policies and procedures concerning data privacy and security;

(b)applicable industry self-regulatory standards concerning data security and/or breach notification, including the Payment Card Industry Data Security Standards (“PCI-DSS”) but solely to the extent such Company processes, stores or transmits payment card information as defined in PCI-DSS;

(c)applicable U.S. laws and regulations relating to data privacy, security and/or breach notification; and

(d)provisions in its written agreements with third parties that relate to data privacy, security and/or breach notification.

Such Company has not since January 1, 2011 received, and is not aware of, any actual or suspected written administrative, civil or criminal complaint regarding its collection, storage, disclosure or transfer of Personally Identifiable Information.

Section 4.23Brokers.  Except as set forth in Schedule 4.23, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Company.

Section 4.24Bank Accounts.    Schedule 4.24 lists each bank account of such Company, along with the name of the applicable bank, the account number, and the authorized signatories on such account.

Section 4.25EFT Accounts.  All of the fees and revenues that are attributable to any use of the Company ATMs, including, without limitation, all interchange revenues and surcharge fees, are exclusively deposited into (i) one of the EFT Accounts or (ii) a bank account owned and controlled by a Target Company.

Section 4.26Certain Financial Data.  Other than the projected financial information for all periods beginning with May 1, 2014 and thereafter within the STEAMBOAT Buyer Model FINAL (April 2014) (located at Data Room Index Number 1.2.4) as to which no representations and warranties are made, the data and other information set forth in the spreadsheets posted in the Data Room under the following Index Numbers are complete and accurate in all material respects as of the dates and for the time periods indicated therein:

Data Room Index Number	Description of Item
10.5.2.1	Steamboat_Data Tape (2011-2013)

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10.5.2.6	Steamboat_Data Tape (Jan-April 14)
1.2.4	STEAMBOAT Buyer Model FINAL (April 2014)
2.4.1.1	WSILC_Bank Sponsor – ATM Data Report_4Q_2013
10.5.8.2	WSILC-COD-WG TID Listing 060414
10.5.8.3	Kahuna TID Listing060414-FINALwDivAdded
10.5.10	Current Employee Matrix (names incl)

Section 4.27Vault Cash.  Such Company does not own any of its Vault Cash.  All Vault Cash is supplied by an unrelated third party pursuant to the terms of a Vault Cash Agreement.  Attached hereto as Schedule 4.27 is a schedule reflecting the aggregate daily balances of Vault Cash for each day during the most recent three months for all Company ATM’s.

Section 4.28Theft.  Except as set forth on Schedule 4.28, since January 1, 2011, such Company has not experienced any theft of any Company ATM and/or the theft of any Vault Cash from any Company ATM.  To the extent such Company has had any such thefts, Schedule 4.28 identifies the date of such theft, the store at which such theft occurred, a brief description of the nature of the loss, and the dollar amount of such loss.

Section 4.29Certain Security Policy.  Navy Federal Credit Union (“CU”) has never requested a copy of WSILC's security policy pursuant to the provisions of Section 6.3.2 of that certain Modified ATM Marketing Agreement dated October 12, 2011 by and between WSILC and CU (as amended by Addendums #1-3).

Section 4.30No Other Representations or Warranties.  Except for the representations and warranties contained in Article III and this Article IV, neither the Company Holders, the Companies nor any other Person makes any other express or implied representation or warranty on behalf of the Companies or any of their Affiliates.  Except for the representations and warranties contained in Article III and this Article IV, none of the Company Holders, the Companies and the Companies’ Affiliates makes any express or implied representation or warranty with respect to any information provided to the Purchaser or its Affiliates or representatives or any projections, forecasts or forward-looking information otherwise provided to the Purchaser.

Article V

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

The Purchaser represents and warrants to the Company Holders as follows:

Section 5.1Organization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business

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conducted by it makes such qualification or licensing necessary, except where the failure to be so organized, existing or in good standing would not (x) impair the ability of the Purchaser to perform its obligations hereunder or (y) delay the consummation of the transactions contemplated by this Agreement.

Section 5.2Authorization; Validity of Agreement.  The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery by the Purchaser of this Agreement and the other documents and instruments to be executed and delivered by the Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Purchaser, and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by the Purchaser and the consummation of the transactions contemplated hereby and thereby.  This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by the Purchaser pursuant hereto will constitute, valid and binding agreements of, except to the extent such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 5.3Consents and Approvals; No Violations.  Except as set forth on Schedule 5.3, neither the execution and delivery by the Purchaser or the other documents and instruments to be executed and delivered by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or bylaws of the Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, contract, agreement or other instrument or obligation to which the Purchaser is a party or by which any of them or any of their assets may be bound, (iii) require any authorization, consent or approval by, filing with or notice to any Governmental Entity, except for (A) the requirements of any Competition Law applicable to the transactions contemplated hereby and (B) such authorizations, consents, approvals, filings or notices, the failure of which to obtain or make would not, individually or in the aggregate, have a material adverse effect on the Purchaser’s ability to perform its obligations hereunder or any of the other transactions contemplated hereby, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or any of its properties or assets, except in the case of clauses (ii) through (iv) for violations, breaches or defaults which would not (x) impair the ability of the Purchaser to perform its obligations hereunder or (y) delay the consummation of the transactions contemplated by this Agreement.

Section 5.4Financing.  The Purchaser has sufficient liquid funds available (through existing credit arrangements or otherwise) to pay the Gross Purchase Price and to satisfy and perform its obligations hereunder.

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Section 5.5Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

Section 5.6No Other Representations or Warranties.  Except for the representations and warranties contained in this Article V, neither the Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of the Purchaser or any of its Affiliates.

Article VI

COVENANTS

Section 6.1Interim Operations of the Companies.  Each Company shall ensure that, except as (i) expressly contemplated by this Agreement, (ii) disclosed on Schedule 6.1,  (iii) required by applicable law, or (iv) agreed to in writing by the Purchaser, after the date of this Agreement and prior to the Closing:

(a)the business of such Company shall be conducted in all material respects in the ordinary course of business (the “Ordinary Course of Business”) and such Company shall not execute or enter into, whether or not in the Ordinary Course of Business, any Contract that would be material to the business of the Companies taken as a whole;

(b)such Company shall not acquire or enter into any lease for Real Property or agree to any material modifications of any Lease;

(c)such Company shall not sell any of its assets, including any of the Purchased Assets, outside of the Ordinary Course of Business;

(d)such Company shall not merge or consolidate with, or purchase or otherwise acquire any equity interests or all or substantially all of the assets of, any other Person;

(e)such Company shall not guarantee the Indebtedness for Borrowed Money of any other Person;

(f)such Company shall not issue any membership interests and/or units unless (i) the recipient of such membership interests and/or units should agree to be bound by the terms and provisions of this Agreement and (ii) all Company Holders, including the recipient of such membership interests and/or units, should agree, in writing, as to how such issuance of membership interests and/or units will impact their respective Distributive Share and Indemnity Share;

(g)such Company shall not redeem any membership interests and/or units unless all other Company Holders should agree, in writing, as to how such redemption will impact their respective Distributive Share and Indemnity Share;

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(h)such Company shall not adopt a plan of complete or partial liquidation or dissolution;

(i)such Company shall not permit any of its assets to become subjected to any Lien, other than (i) Liens created, with prior notice to the Purchaser, to secure Indebtedness for Borrowed Money and (ii) Permitted Liens;

(j)such Company shall not increase the compensation or severance benefits payable by it to any of its employees, except to the extent done in the Ordinary Course of Business and consistent with past practices;

(k)such Company shall not adopt or amend any employee benefit plan, except as required under ERISA, the Code, or any other applicable law, or as necessary to maintain the qualified status of such plan under the Code;

(l)such Company shall not enter into any material settlement or release with respect to any Action affecting such Company or any settlement or release which requires such Company to make an admission of wrongdoing or abstain from engaging in any activity material to the business of such Company, or commence any litigation or other legal proceeding;

(m)make or incur any capital expenditure that is not paid for (i) with cash or (ii) by incurring a liability characterized as a current liability pursuant to GAAP; and

(n)such Company shall not enter into an agreement, contract, commitment or arrangement which would cause such Company to be in breach of the foregoing.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit a Company from (i) paying or making regular, extraordinary or special cash distributions pursuant to the LLC Agreement with respect to the LLC Units or distributing the loan receivable from Welch Gaming, LLC, (ii) making, accepting, paying, repaying or settling intercompany receivables, payables, loans or advances to, from or with one another or with the Company Holders or any of their respective Affiliates, (iii) paying, repaying or settling any Indebtedness for Borrowed Money or other indebtedness owed to third parties or (iv) engaging in any transaction incident to the cash management procedures of such Company and its Affiliates, in the case of clause (iv), to the extent consistent with such Company’s past practice.

Section 6.2Due Diligence Inspection and Reviews; Further Access to Information.

(a)The Purchaser acknowledges that it has, prior to its execution of this Agreement, conducted due diligence inspections and reviews of the Companies and will bear all of its own costs, expenses and charges incurred in connection with its due diligence inspections and reviews.

(b)From the date of this Agreement until the Closing, each Company shall: (i) afford to the Purchaser and its authorized representatives reasonable access during normal business hours upon reasonable prior notice to all of the books and records of such Company, and (ii) furnish to the Purchaser such other information concerning the

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business, properties and personnel of such Company as the Purchaser may reasonably request, provided that nothing herein shall require any Company to furnish to Purchaser or provide Purchaser with access to information that legal counsel for any Company reasonably determines to give rise to antitrust or competition Law issues.  The Purchaser and its authorized representatives will conduct all such inspections in a manner which will minimize any disruptions of the business and operations of such Company.  Until the Closing has occurred, the Purchaser will hold any such information in accordance with the provisions of (A) the letter agreement between the Companies and Cardtronics, Inc. (as the parent of the Purchaser), dated as of January 22, 2014, (B) the Supplemental Confidentiality and “Clean Room” Agreement between the Companies and the Purchaser, dated as of March 21, 2014, and (C) the Amended and Restated Supplemental Confidentiality and “Clean Room” Agreement between the Companies and the Purchaser, dated as of May 20, 2014 (collectively, the “Confidentiality Agreements”), and will cause such information to be so held by its respective representatives.  Upon a termination of this Agreement pursuant to Section 8.1 hereof, (y) the Purchaser and its representatives shall return (and hold confidential) all information provided pursuant to this Section 6.2 and all other confidential information (as defined in the Confidentiality Agreements) pursuant to the procedures set forth in the Confidentiality Agreements, and (z) the Confidential Agreements shall terminate and be of no further force or effect.

Section 6.3Certain Filings.  Each Company, the Company Holders and Purchaser shall make or cause to be made, as promptly as practicable (which filing shall be made in any event within ten (10) Business Days after the date of this Agreement), all filings with Governmental Entities that are necessary to obtain all authorizations, consents, orders and approvals for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including all filings required under applicable Competition Laws.  The Parties agree that the fees of any such filings shall be paid by the Purchaser to the Governmental Entity but that one-half of the fees shall be deducted from the Gross Purchase Price for purposes of determining the amount of the Net Purchase Price.  The Seller Representative, on behalf of the Company Holders, and the Purchaser shall use commercially reasonable efforts to (i) respond to any requests for additional information made by any Governmental Entities with respect to all filings required under applicable Competition Laws, (ii) obtain any required approvals of any Governmental Entities under applicable Competition Laws and (iii) overcome any objections which may be raised by any Governmental Entity in connection with Competition Laws; provided, however, the “commercially reasonable efforts” of any Party shall not be deemed to include (A) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of the businesses, assets or properties of any Party or the Affiliates of any Party, or (B) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity that would require any Party or the Affiliates of any Party to take any action listed in the preceding clause (A).  The Seller Representative, on behalf of the Company Holders, and Purchaser shall, to the extent reasonably practical, each consult with the other prior to any meetings, by telephone or in person, with the staff of any Governmental Entity regarding the transactions contemplated hereby.

Section 6.4Further Action and Reasonable Best Efforts.  Upon the terms and subject to the conditions herein provided, each of the Parties hereto shall use its reasonable best efforts

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to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using reasonable best efforts to satisfy the conditions precedent to the obligations of any of the Parties hereto, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings; provided, however, that such action shall not include any requirement on the part of Purchaser, the Company Holders, the Companies or their respective Affiliates to expend money (other than routine out-of-pocket expenses), commence, defend, or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any Person (and Purchaser’s obligations under this Section 6.4 are further subject to the conditions set forth in Section 6.3).  Each of the Parties hereto will furnish to the other Parties such necessary information and reasonable assistance as such other Parties may reasonably request in connection with the foregoing and will provide the other Parties with copies of all filings made by such Party with any Governmental Entity or any other information supplied by such Party to any Governmental Entity in connection with this Agreement and the transactions contemplated hereby (other than filings required under applicable Competition Laws).

Section 6.5Notification.  Prior to the Closing, each Company shall promptly notify the Purchaser (in writing after such Company has notice thereof), and the Purchaser shall promptly notify the Seller Representative (in writing after the Purchaser has notice thereof), and keep such other Party advised, as to any litigation or administrative proceeding pending and known to such Party or, to its Knowledge, threatened against such Party that challenges the transactions contemplated hereby or that affects or relates to the Equity Seller Units or the Purchased Assets in any manner.

Section 6.6Tax Matters.

(a)Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax) shall be borne and paid by the Companies and the Seller Representative shall file, or cause to be filed, all necessary Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, the Company Holders and the Companies will, and will cause their Affiliates to, join in the execution of any such Returns and other documentation.

(b)Tax Returns; Payment of Taxes.

(i)The Seller Representative shall be responsible for preparation and filing of any Returns required to be filed by or on behalf of the Target Companies (or with respect to the assets or business of the Target Companies) for tax periods ending on or before the Closing (“Pre-Closing Returns”).  The Purchaser shall cooperate reasonably with the Seller Representative, to the extent reasonably necessary, in the preparation of such Pre-Closing Returns, including by making each Target Company’s books and records available for inspection by the Seller Representative, the Seller Representative’s accountants, auditors and attorneys upon reasonable advance notice.  The Equity Sellers, in accordance with their respective Indemnity Share, shall be responsible for the payment

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of all income Taxes payable by or on behalf of the Target Companies with respect to the Pre-Closing Returns.  Taxes other than income Taxes for each Target Company for tax periods beginning prior to the Closing and which are unpaid as of the Closing are to be borne by the Equity Sellers (based on the express provisions of Section 6.6(b)(ii)) except to the extent taken into account in calculating Net Working Capital.

(ii)The Purchaser shall be responsible for preparation and filing of all other Returns required to be filed after the Closing by or on behalf of the Target Companies (or with respect to the assets or business of the Target Companies) for tax periods ending after the Closing, and, subject to the provisions below relating to Straddle Returns, the Purchaser shall be responsible for the payment of all Taxes payable by or on behalf of the Target Companies with respect to such Returns.  Any such Returns that are for tax periods beginning before and ending after the Closing (“Straddle Returns”) shall be submitted to the Seller Representative for its review at least 30 days prior to the filing date of such Return (in the case of income Tax Returns) and at least 15 days prior to the filing date of such Return (in the case of Returns other than income Tax Returns) and shall not be filed without the prior approval of the Seller Representative which approval shall not be unreasonably withheld.  If the Seller Representative and the Purchaser cannot agree on the amount of Taxes owed by any Target Company or the treatment of an item shown on such Tax Return within fifteen (15) days, the Purchaser and the Seller Representative shall refer the matter to the CPA Firm.  The Purchaser and the Seller Representative shall each bear 50% of the fees and expenses of the CPA Firm.  The determination of the CPA Firm as to the amount owing by any Target Company with respect to such Tax Returns shall be binding on both the Purchaser and the Equity Sellers for purposes of filing such Tax Returns.  Except to the extent taken into account in calculating Net Working Capital, the Seller Representative, on behalf of and for the account of the Equity Sellers (in accordance with their respective Indemnity Share), shall reimburse the Purchaser for that portion of any income Taxes payable by such Target Company with respect to Straddle Returns that relate to the period ending on the Closing Date.  For purposes of this Section 6.6(b), the portion of the Taxes payable by each Target Company with respect to a Straddle Return that relates to the period ending on the Closing Date shall be determined, in the case of Taxes based on income or receipts, based on an interim closing of the books of such Target Company, and in the case of all other Taxes, by prorating such Taxes based on a ratio of (A) the number of days in the tax period through and including the Closing Date to (B) the total number of days in the tax period; provided, however, that the Equity Sellers shall not be responsible for any Tax incurred after the Closing Date as a result of any action by any Target Company or the Purchaser other than in the ordinary course of the business of such Target Company.

(c)Allocation of Purchase Price.  Each of the Parties further agrees and acknowledges that the Purchase Price shall be allocated among (i) the assets of the Target Companies (the portion of the Purchase Price allocated to each of the assets of the Target Companies shall be increased by the respective liabilities of the Target Companies as of the Closing) and (ii) the Purchased Assets (the portion of the Purchase Price allocated to the Purchased Assets shall be increased by the Assumed Liabilities as of the Closing), all in accordance with the methodology set forth on Schedule 6.6(c) (the “Asset Allocation”).  The portion of the Purchase Price allocated to the assets of the Target

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Companies and to the Purchased Assets shall be reflected on a separate Form 8594 filed for each Target Company and each Asset Seller.  Unless otherwise required by applicable Tax Law, for income Tax purposes, the Equity Sellers, the Asset Sellers and the Purchaser will not, and will cause their respective Affiliates not to, take a position in any forum that is inconsistent with this Section 6.6(c) or the Asset Allocation, including taking an inconsistent position on any Tax Return, before any Governmental Entity charged with the collection of any Tax, or in any Legal Proceeding relating to any Tax.  The Company Holders and the Purchaser will file all federal, state, local and foreign income Tax Returns in accordance with Schedule 6.6(c).

(d)Expected Tax Treatment.  The Purchaser and Equity Sellers agree to treat the purchase and sale of the Equity Seller Units in accordance with Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432, with the result that (i) the Equity Sellers shall be treated as selling the Equity Seller Units in a transaction in which gain or loss is reportable in accordance with Section 741 of the Code, and (ii) the Purchaser shall be treated as purchasing all of the assets of each Company for U.S. federal income tax purposes.

(e)Pre-Closing Returns.  After the Closing Date, the Seller Representative shall have the exclusive right to represent the interests of the Target Companies in any and all Tax audits, assessments or administrative or court proceedings relating to Pre-Closing Returns; provided, however, that the Purchaser shall have the right to participate in any such audit, assessment or proceeding and to employ counsel of its choice for purposes of such participation.  In the event that the Seller Representative proposes to compromise or settle any Tax claim, or consent or agree to any Tax liability, relating to a Target Company, the Purchaser shall have the right to review such proposed compromise, settlement, consent or agreement.  Without the prior written consent of the Purchaser, which shall not be unreasonably withheld or delayed, the Seller Representative shall not agree or consent to compromise or settle any issue or claim arising in any such audit, assessment or proceeding, or otherwise agree to or consent to any Tax liability, to the extent that any such compromise, settlement, consent or agreement that would result in a cost to the Purchaser that is not indemnified pursuant to this Agreement.

(f)Straddle Returns.  After the Closing Date, the Purchaser shall have the exclusive right to represent the interests of the Target Companies in any and all Tax audits, assessments or administrative or court proceedings relating to Tax Returns for Straddle Periods; provided, however, that the Seller Representative shall have the right to participate in any such audit, assessment or proceeding and to employ counsel of its choice for purposes of such participation to the extent that any such audit, assessment or proceeding would result in an indemnity payment to the Purchaser pursuant to this Agreement.  In the event that the Purchaser proposes to compromise or settle any Tax claim, or consent or agree to any Tax liability, relating to a Target Company that would result in an indemnity payment to the Purchaser pursuant to this Agreement, the Seller Representative shall have the right to review such proposed compromise, settlement, consent or agreement.  Without the prior written consent of the Seller Representative, which shall not be unreasonably withheld or delayed, the Purchaser shall not agree or consent to compromise or settle any issue or claim arising in any such audit, assessment

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or proceeding, or otherwise agree to or consent to any Tax liability, to the extent that any such compromise, settlement, consent or agreement that would result in an indemnity payment to the Purchaser pursuant to this Agreement.

(g)Amended Return.

(i)Upon written request of the Seller Representative, the Purchaser shall file, or cause to be filed, any amended Tax Return (other than an amended income Tax Return) for a Target Company or a claim for Tax (other than income Tax) refund on behalf of such Target Company for any period ending on or prior to the Closing Date; provided that taking such position will not subject either the Purchaser or such Target Company to additional Taxes or reduce any Tax asset or Tax attribute of the Purchaser or such Target Company.  The Purchaser shall permit the Seller Representative to review and comment on such amended Tax Return prior to filing and the Purchaser shall incorporate the Seller Representative’s reasonable comments.  The cost of preparing such amended Tax Return shall be borne by the Seller Representative.  The Purchaser shall reimburse the Equity Sellers for any Tax refund received with respect to such amended Tax Return, net of any costs incurred by the Purchaser under this Section 6.6(g)(i).

(ii)Any amended Tax Return of a Target Company or claim for Tax refund on behalf of a Target Company for any period ending after the Closing Date shall be filed, or caused to be filed, only by the Purchaser.  The Purchaser shall not make or cause to be made, any such filing, without the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed), to the extent such filing, if accepted, reasonably might increase the Tax liability of any Company Holder.

(h)The Purchaser shall not file an election under Treasury regulation 301.7701-3 or any comparable provisions of applicable Law of state or local jurisdiction to cause a Target Company to be treated as anything other than partnership for Federal income Tax purposes (or for purposes of such state or local jurisdiction), where such election has an effective date prior to the day after the Closing Date.

(i)The Purchaser shall cause the Target Companies to promptly to remit to the Seller Representative for the benefit of the Equity Sellers any refunds of Taxes received attributable to tax periods ending on or before the Closing except to the extent that such refunds were taken into account in the Net Working Capital.

(j)After the Closing Date, the Purchaser and the Equity Sellers shall provide each other with such cooperation and information including reasonable access to any applicable employees relating to the Target Companies as any other Party may reasonably request in (i) filing any Tax Return, amended Tax Return or other Tax filing or claim for refund of Taxes, (ii) determining any Tax liability or right to refund of Taxes, (iii) conducting or defending any audit or other proceeding in respect of Taxes, or (iv) effectuating the terms of this Agreement.  Notwithstanding the foregoing, no Party shall be unreasonably required to prepare any document, or determine any information, not then in its possession in response to a request under this Section 6.6(j).

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(k)Adjustment for Tax Benefits.  Any amounts subject to indemnification by the Equity Sellers hereunder shall be computed net of any Tax benefits realized by the Purchaser in connection therewith.

Section 6.7Employee Benefits.

(a)The Parties agree to the following provisions related to the employees of the Companies:

(i)Those employees of any Target Company that are listed on Schedule 6.7(a)(i) hereto (“Discontinued Employees”), must be, on or before the Closing Date, (i) transferred to and employed by Welch Gaming, LLC or (ii) terminated by the Target Companies as employees of the Target Companies.  All costs, expenses, salary, severance payments, bonus amounts or other payments due or payable to any Discontinued Employee, and all other expenses or costs incurred, in connection with the transfer or discharge of the Discontinued Employees shall be Seller Transaction Expenses for all purposes of this Agreement.

(ii)The Purchaser hereby undertakes that all individuals who are employed by a Target Company as of the Closing Date other than Discontinued Employees (each, a “Continuing Target Employee”) shall each remain an employee of the employing Target Company immediately following the Closing Date.

(iii)Prior to the Closing Date, the Target Companies shall terminate the 401(k) Plan effective no later than the day immediately preceding the Closing Date.  The Purchaser shall indemnify the current trustee, Cummins, for costs and liabilities incurred that may be incurred in connection with continuing to act as trustee between the Closing Date and final distribution or transfer of all plan assets, provided that such indemnification shall not cover liability for the matters disclosed in Section 4.10(d) for which the Company Holders are indemnifying Purchaser.

(iv)Except as provided in (i) and (iii) above, the Purchaser hereby assumes, agrees to honor without modification or contest, and agrees to cause each Target Company to honor without modification or contest, and to make required payments when due under, all contracts, agreements, arrangements, policies, plans and commitments of the Target Companies, including any compensation arrangements, employment agreements and employee or director benefit plans, programs and policies, in existence as of the date hereof which are (x) applicable with respect to any Continuing Target Employee or any officer or executive of such Target Company, or with respect to any former employee, officer, or executive of such Target Company and (y) disclosed on the appropriate Schedule to this Agreement as contemplated by the representations and warranties set forth in Article IV.

(v)The Purchaser further acknowledges and agrees that it shall be responsible to make all required payments when due for all amounts accrued as of the Closing Date under the Target Companies’ profit sharing and bonus plans to the extent reflected in the calculation of Net Working Capital.

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(vi)Not in limitation of the foregoing, the Purchaser shall not alter or reduce the status of any Continuing Target Employee in such a manner as would have the effect of denying any such Continuing Target Employee credit for any and all purposes for the Continuing Target Employee’s period of service with any Company prior to the Closing.  Neither this Section 6.7 nor any other provision of this Agreement shall limit the ability or right of Purchaser or a Target Company to terminate the employment of any of their respective employees after the Closing Date (subject to any rights of any such employee pursuant to any contract, agreement, arrangement, policy, plan or commitment).

(vii)Purchaser shall have no obligation to employ or to provide benefits to any Person after the Closing Date other than the Continuing Target Employees.  The Parties specifically acknowledge and agree that (i) the provisions of this Section are not intended to confer any rights or remedies for the benefit of any employee of the Target Companies and (ii) no Continuing Target Employee shall be retained as an employee beyond thirty (30) days after the Closing Date if the Purchaser should determine, in its sole discretion, that any such Continuing Target Employee does not satisfy the Purchaser’s minimum hiring eligibility requirements as to passing a standard background check and drug test.

(b)For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by the Purchaser (including, after Closing, each Target Company), the Purchaser shall cause each such plan, program or arrangement to treat the prior service with any Company and its Affiliates of each Continuing Target Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of any Company or its Affiliates prior to the Closing) as service rendered to the Purchaser, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit.  Continuing Target Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required.  The Purchaser shall also cause each Purchaser Plan (as hereinafter defined below) to waive any preexisting condition which was waived under the terms of any Plan immediately prior to the Closing or waiting period limitation which would otherwise be applicable to a Continuing Target Employee on or after the Closing.  The Purchaser shall recognize any accrued but unused vacation of the Continuing Target Employees as of the Closing Date, and the Purchaser shall cause each Target Company to provide such paid vacation.  For purposes of this Agreement, a “Purchaser Plan” shall mean any employee benefit plan, as defined in Section 3(3) of ERISA, or whatever nonqualified employee benefit or deferred compensation plan, stock option, bonus or incentive plan or other employee benefit or fringe benefit program, that may be in effect generally for employees of the Purchaser from time to time.

(c)Except as provided in this Section 6.7, nothing in this Agreement shall limit or restrict in any way the rights of the Purchaser or any Company to modify, amend,

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terminate or establish employee benefit plans or arrangements, in whole or in part, at any time after the Closing Date.

(d)The Purchaser shall comply with, and shall be responsible for all liabilities or obligations under, the WARN Act, with respect to all Continuing Target Employees from the actions of the Purchaser or any Company following the Closing.

(e)The Target Companies shall, prior to or within a reasonable period after the Closing, but in no event later than final distribution of the assets of the 401(k) Plan, commence a compliance statement through the Internal Revenue Service’s Voluntary Compliance Program (as set forth in Rev. Proc. 2013-12) to correct the 401(k) Plan’s compliance exceptions identified in Schedule 4.10(d).  The Target Companies shall use commercially reasonable efforts to cause the plan’s third party administrator to pay all out-of-pocket costs of the Voluntary Compliance Program application.  To the extent that the costs and expenses of preparing and submitting such application (including the application fee) are not paid by the plan’s third party administrator or another third party, the Company Holders shall pay for, from the Indemnity Escrow Fund, the cost for the preparation of the Voluntary Compliance Program application with the cooperation of the Target Companies, and the Seller Representative may designate counsel reasonably satisfactory to the Purchaser.

Section 6.8Publicity.  None of the Company Holders, the Companies, the Purchaser or any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange, in which cases the other party shall be advised and the parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued.

Section 6.9Retention of and Access to Books and Records.

(a)Following the Closing, the Purchaser shall retain all material books and records of the Companies relating to the operations of the Companies prior to the Closing Date for the period of times for each type of such books and records as are required pursuant to the Purchaser’s company-wide file retention policies or for such longer periods as may be required to satisfy applicable laws, regulations or agreements.  The books and records to be retained pursuant to this Section 6.9(a) shall include, without limitation, books and records (such books and records of each Company, collectively, the “Records”) (i) relating to Taxes, including, without limitation, accounting and tax records and information pertaining to events occurring prior to the Closing Date, (ii) required to be retained pursuant to obligations imposed by any statute, rule, regulation or pendency of any litigation or other legal proceeding (“Legal Proceeding”), (iii) relevant and necessary to defend any claim of liability under Section 6.6(a) hereof or (iv) relevant and necessary in connection with the defense or conduct of any Action with respect to the pre-Closing conduct, actions or omissions of such Company.

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(b)From and after the Closing Date and upon reasonable advance notice from the Seller Representative setting forth a reasonable purpose for requesting access, the Purchaser shall afford, and shall cause each Target Company to afford, the Seller Representative with the opportunity to examine and to make copies of all of the Records.  All such information and access by the Seller Representative and its employees and representatives shall comply with the Purchaser’s security procedures and shall be conducted in a manner which does not unreasonably interfere with the operations of the Purchaser or its Affiliates.

(c)If originals or copies of any Records, articles, objects or things, are required to respond to legal process in connection with the conduct or defense by the Seller Representative of any Action, such party, subject to applicable laws, regulations or agreements (including the attorney-client privilege), shall be permitted to remove the Records, articles, objects or things temporarily from the other party’s premises; provided, that such party shall return such original documents to such other party as promptly as practicable after such time when such original documents are no longer required in connection with such Legal Proceeding.

(d)If, in connection with any Action, the Seller Representative shall require the assistance of any employees of a Target Company, the Purchaser shall cause such Target Company to provide such employees to the Seller Representative as are reasonably required.  The Seller Representative shall pay such Target Company’s out-of-pocket reasonable costs incurred in connection with such use of each employee.

(e)If the Purchaser should hereafter plan to prepare audited financial statements for any one or more of the Target Companies with respect to any period of time that begins on or before the Closing Date, then the Seller Representative will, upon request of the Purchaser, (i) provide introductions to the responsible partners at the accounting firms that provided auditing or other accounting services to such Target Companies during such period of time and (ii) provide written authorization to such accounting firms to disclose, provide or deliver to the Purchaser (or its designee), at the cost and expense of the Purchaser, copies of any and all files or other information in the possession of such accounting firms as may be useful or necessary in connection with the preparation of such audited financial statements.

Section 6.10Indemnification of Managers and Officers.  For a period of at least six (6) years after the Closing, the Purchaser shall not, and shall cause each of the Target Companies (and any of its successors) not to, for such period, amend, or cause to be amended, any provision in the articles of organization, limited liability company operating agreement or any other organizational document of such Target Company if the effect of any such amendment would impair or inhibit any right to indemnification for acts and omissions occurring on or prior to the Closing Date now existing in favor of the current or former managers and/or officers of such Target Company. Notwithstanding the foregoing, if the Purchaser or any Target Company, or any of their respective successors or assigns, consolidates with or merges into any other Person or transfers all or substantially all of its properties or assets to any Person, then, and in each case, the Purchaser shall use commercially reasonable efforts to cause such successors and assigns of the Purchaser or the applicable Target Company, as the case may be, to honor the provisions

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with respect to indemnification and limitations on liability set forth in each Target Company’s articles of organization, limited liability company operating agreement or any other organizational document.

Section 6.11Compliance with WARN Act and Similar Statutes.  Purchaser shall not, and shall cause each Target Company not to, at any time within ninety days after the Closing Date, effectuate (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, and the rules and regulations promulgated thereunder (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of such Target Company or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of such Target Company; or, in the case of clauses (i) and (ii), any similar action under applicable state, local or foreign statute, common law, rule or regulation requiring notice to employees in the event of a plant closing or layoff.  Purchaser shall be responsible for notices or payments due to any Continuing Target Employees, and all notices, payments, fines or assessments due to any Governmental Entity pursuant to any applicable federal, state, local or foreign statute, common law, rule or regulation with respect to the employment, discharge or layoff of any Continuing Target Employees by Purchaser or such Target Company on or after the Closing, including but not limited to the WARN Act or any comparable state or local law and any rules or regulations as have been issued in connection with the foregoing.

Section 6.12Further Assurances.  At any time and from time to time after the Closing Date, the Parties hereto shall (i) furnish upon reasonable request to each other such further assurances, external audit consents, information, documents, instruments of transfer or assignment, files and books and records, (ii) promptly execute, acknowledge, and deliver any such further assurances external audit consents, documents, instruments of transfer or assignment, files and books and records, and (iii) do all such further acts and things, as such other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

Section 6.13No Shop.  The Company Holders and the Companies shall not, and shall not permit any of their Affiliates to, directly or indirectly, encourage, solicit or initiate inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, or enter into any agreement with, any Person (other than the Purchaser and its Affiliates and their respective directors, officers, employees, representatives and agents) in connection with any exchange, merger, sale of material assets, sale of securities, acquisition of beneficial ownership of, or the right to vote securities, liquidation, dissolution or similar transaction involving, the Companies from the date hereof to the Closing or earlier termination of this Agreement.

Section 6.14Non-Competition; Non-Solicitation; Confidentiality.

(a)For a period of four (4) years after the Closing Date, the Company Holders shall not, and shall cause their Affiliates not to, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in or participate in the ownership, management, operation or control

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of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in any of the following activities (a “Restricted Business”):

(i)owning, operating, processing or otherwise exploiting ATMs (other than Permitted Gaming Cash Dispensers) located at retail or other business locations (x) anywhere in the United States or (y) anywhere outside the United States in which the Companies currently do business;

(ii)developing, licensing or otherwise selling software or technology related to the use, location or function of ATMs, or for financial institutions that provides or powers (w) a map locator function, (x) loan lead generation, (y) interest rate management or (z) social media games; or

(iii)licensing, utilizing or permitting any other Person to license or utilize the marks set forth on Schedule 6.14(a)(iii) in connection with the advertisement, marketing, distribution, offering for sale and sale of the placement and operation of ATMs and related services;

provided, however, that the restrictions contained in this Section 6.14(a) shall not in any way restrict (A) the acquisition by the Company Holders or any such Affiliates, directly or indirectly, of less than five percent (5%) of the outstanding capital stock of any publicly traded company engaged in a Restricted Business; (B) the Company Holders or any such Affiliates in connection with their continued ownership and operation of Welch Management Holdings, LLC and Welch Gaming, LLC, provided that the business and operations of Welch Management Holdings, LLC and Welch Gaming, LLC do not include the ownership of, or the provision of services related to, ATMs other than Permitted Gaming Cash Dispensers; (C) Welch Systems Inc., David Welch and the other owners of Welch Systems Inc. in connection with their continued ownership and operation of the business of Welch Systems Inc. engaging in the sale, installation, maintenance and repair of banking equipment, including ATMs;  (D) HR Financial Services Inc. (“HR Financial”) and its owners in connection with their continued ownership and operation of (x) those ATMs currently owned by HR Financial and (y) up to seven additional ATMs solely for installation and use in a Country Market retail store and branded by Marine Bank (provided that HR Financial may not add more ATMs pursuant to this clause (y) at any time after any sale or transaction that results in a change of control of Country Market or Marine Bank) and only so long as the Purchaser, one of the Companies or one of its or their Affiliates has the exclusive right (without the obligation) to continue processing and management for all of those ATMs owned by HR Financial at the rates in effect as of the Closing Date; or (E) Mark Idel (“Idel”) in connection with his continued ownership and operation of ATMs set forth on Schedule 1.2(g) to that certain Asset Purchase Agreement by and among IDI ATM, LLC, its Member and WSILC, effective January 1, 2014 and only subject to the condition set forth in Section 7.4(a) of that agreement, to wit, that they are operated in their current locations (as of January 1, 2014) and branded with the current (as of January 1, 2014) financial institution branding.  As used in this Section 6.14(a), “Permitted Gaming Cash Dispenser” shall mean any cash dispensing device that is used in conjunction with a video gambling terminal, video lottery terminal or other terminal for gambling and that

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provides solely a service for dispensing cash (or a ticket, card or other electronic code that may be converted into cash or used to purchase goods or services) as either the winnings from playing on such video gambling terminal, video lottery terminal or other terminal for gambling or from redemption of a purchased gaming ticket (“Gaming Redemption Functionality”); provided, however, that such Permitted Gaming Cash Dispenser may include a service for withdrawing cash from a user’s financial institution account ("Account Cash Functionality") only if the Account Cash Functionality is either (I) operational on the Closing Date in a Gaming Cash Dispenser installed on or prior to the Closing Date or (II) made operational in a Gaming Dispenser installed after the Closing Date at a location where one of the Companies or Purchaser does not then have an ATM installed at the same location, and if installed after the Closing Date only if the Account Cash Functionality is both (w) required by the terms of the contract governing the provision and operation of the Gaming Redemption Functionality  and (x) exclusively operated and made available at the same location as, and in connection with the operation of, the Gaming Redemption Functionality.  A Permitted Gaming Cash Dispenser with Account Cash Functionality may not be installed from and after the Closing Date through the end of the four (4) year anniversary of the Closing Date at any location where one of the Companies or Purchaser also then has an ATM installed, and any Permitted Gaming Cash Dispenser installed during that period at a location where one of the Companies or Purchaser does not then have an ATM installed at the same location may only include Account Cash Functionality if prior notice is provided to the Purchaser and during that period exclusively utilizes WSILC or its Affiliates for the processing of transactions.

(b)For a period of three (3) years after the Closing Date, the Company Holders shall not, and shall cause their Affiliates not to, directly or indirectly: (i) cause, solicit, induce or encourage any employees of the Purchaser or any of its subsidiaries (including the Target Companies) to leave such employment; provided, however, this restriction shall not prohibit general solicitations for employment not specifically targeted at such employees; or (ii) cause, induce or encourage any material actual customer or supplier of the Purchaser or any of its subsidiaries or any other Person who has a material business relationship with the Purchaser or any of its subsidiaries, to terminate or modify any such relationship.

(c)For a period of three (3) years after the Closing Date, the Company Holders shall not and shall cause their Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser, any Confidential Information (as defined below).  The Company Holders shall not have any obligation to keep confidential (or cause its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law, subpoena or other judicial process; provided, however, that in the event disclosure is required by applicable Law, subpoena or other judicial process, the Company Holders shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order at Purchaser’s sole cost.  For purposes of this Section 6.14(c), “Confidential Information” means any proprietary information with respect to any Company that has economic

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value, including methods of operation, customer lists, products, prices, fees, costs, Technology, inventions, trade secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets, any compilation of information, data, records, resources or documents that the Companies have assembled and treat as confidential, or other specialized information or proprietary matters.  “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, (ii) becomes generally available to the public after the date of this Agreement other than as a result of a disclosure not otherwise permissible hereunder, or (iii) becomes available on a nonconfidential basis from a third party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure.

(d)The covenants and undertakings contained in this Section 6.14 relate to matters which are of a special, unique and extraordinary character and a violation of the terms of this Section 6.14 will cause irreparable injury to Purchaser, the amount of which will be difficult to estimate or determine and which cannot be adequately compensated.  Accordingly, the remedy at law for any breach of this Section 6.14 will be inadequate.  Therefore, Purchaser may be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of a breach of this Section 6.14 without the necessity of proving actual damage.  The rights and remedies provided by this Section 6.14 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.

(e)The parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, or a specified business limitation of this Section 6.14 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, or business limitation which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

(f)Solely for purposes of this Section 6.14, the term “Affiliates” shall mean, when applied to Rock Island Capital Fund I, L.P. and Rock Island Capital Q Fund I, L.P. (the “Rock Island Entities”), only those Affiliates of the Rock Island Entities that are controlled by one or both of the Rock Island Entities and not those Affiliates of the Rock Island Entities that control or are under common control with one or both of the Rock Island Entities.

Section 6.15EFT Accounts.

(a)The Asset Sellers expressly acknowledge that, upon completion of the Closing, Purchaser or WSILC shall acquire the sole and exclusive beneficial ownership of (i) the EFT Accounts, (ii) all Cash on Hand in the EFT Accounts as of the Closing Date and (iii) all cash amounts deposited into the EFT Accounts on or after the Closing Date.  At the Closing, the Asset Sellers shall provide, in a separate document, the login id, the password and such other access codes as may be necessary to give Purchaser or WSILC online access to the EFT Accounts.

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(b)The Asset Sellers shall use best efforts to transfer title to the EFT Accounts to WSILC by Closing.  Notwithstanding the fact that the EFT Accounts may remain titled in the name of the Asset Sellers after the Closing Date, Purchaser is expressly authorized and empowered, from and after the Closing Date, to direct the authorized signatories on the EFT Accounts to (i) transfer, withdraw or otherwise use any of such cash on deposit from time to time in the EFT Accounts as Purchaser may choose, (ii) issue checks, drafts or other payment instruments that draw upon or utilize the cash balances in the EFT Accounts and (iii) close the EFT Accounts and provide directions as to how any remaining cash balances in the EFT Accounts shall be disbursed.

(c)From and after the Closing Date, without the express prior written consent of the Purchaser, the Asset Sellers shall not exercise any right or power as the legally titled owner of the EFT Accounts, including, without limitation, any of the following rights or powers: (i) changing the authorized signatories on the EFT Accounts, (ii) requesting or directing the disposition of any funds on deposit in the EFT Accounts, (iii) changing the password, login id or other access code for online access to the EFT Accounts or (iv) issuing any checks, drafts or other payment documents that would draw upon or utilize the cash balances in the EFT Accounts.

Section 6.16Mail.  Each of the Asset Sellers authorizes and empowers the Purchaser on and after the Closing Date to receive and open all mail received by the Purchaser relating to the ATM business or the Purchased Assets and to deal with the contents of such communications in any proper manner.  The Asset Sellers shall promptly deliver to the Purchaser any mail or other communication received by them after the Closing Date pertaining to the ATM business or the Purchased Assets.  The Purchaser shall promptly deliver to the Asset Sellers any mail or other communication received by it after the Closing Date pertaining to the Excluded Assets or the Excluded Liabilities.

Section 6.17Use of Names.  After the Closing Date, each of the Company Holders and Asset Sellers agrees that (A) neither it, nor any of its Affiliates, shall use the names, trademarks, slogans, trade names, logos or labels included in the Purchased Assets and (B) any license or other right previously granted by any of the Target Companies, any of the Company Holders or any Affiliate of a Company Holder purporting to grant any right or interest in or to the names, trademarks, slogans, trade names, logos or labels owned or used by the Target Companies shall be terminated as of the Closing Date without any further action required by any party thereto.  Each of the Asset Sellers, Company Holders and their Affiliates shall take such action as necessary to (i) change its name within thirty (30) days after the Closing Date to a name that does not make use of, or that is confusingly similar to, any of the names, trademarks, slogans, trade names, logos or labels included in the Purchased Assets and (ii) maintain its corporate existence in good standing for at least one year after the Closing Date.  Notwithstanding the foregoing, Welch Systems, Inc. shall have the right to continue to use the name “Welch” in its name in a manner consistent with past practices and in connection with the business of (x) providing repair and technical services for bank equipment and ATMs and (y) engaging in the sale, installation, maintenance and repair of banking equipment, including ATMs.

Section 6.18Non-Assigned Assets.  If the legal interest in any of the Purchased Assets, or any claim, right or benefit arising under or resulting from the Purchased Assets, cannot be

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sold, assigned, transferred or conveyed on the Closing Date because any waiting or notice period has not expired or any required consents or approvals have not been obtained or waived, then the legal interest in such Purchased Assets will not be sold, assigned, transferred or conveyed until such waiting or notice period shall have expired or until the necessary approval, consent or waiver is obtained, and each Asset Seller will, at its expense, use commercially reasonable efforts to obtain such consents, approvals or waivers as soon as practicable.  Nothing in this Agreement may be construed as an attempt to assign to the Purchaser any legal interest in any of the Purchased Assets that, as a matter of law or by the terms of any contract to which an Asset Seller is subject, is not assignable without the consent of any other party, unless such consent is given.  Pending such assignments, conveyances and transfers, each Asset Seller will hold any such non-assigned Purchased Assets for the benefit of the Purchaser and will cooperate with the Purchaser in any lawful and reasonable arrangements designed to provide the benefits of ownership thereof to the Purchaser.

Section 6.19Pre-Closing Transfer of Certain Automobiles.  The automobiles listed on Schedule 6.19 hereto (the “Excluded Autos”) are currently owned by a Target Company.  Prior to the Closing Date, the Target Companies and the Equity Sellers will take such actions and execute such documents as may be necessary to transfer, assign, convey and deliver the Excluded Autos to a Person other than the Target Companies, with no adjustment to the Purchase Price.  Without limiting the foregoing, each Target Company shall, prior to the Closing, take such actions as are necessary to result in the certificate of title for each Excluded Auto to be transferred and re-issued in the name of the transferee of each such Excluded Auto.

Section 6.20Cooperation Regarding Vault Cash Borrowings.  From the date of this Agreement and continuing through and until the Closing, the Companies shall, at the request of the Purchaser, (i) provide the Purchaser with introductions to the appropriate account officers of the financial institutions that have provided the Vault Cash Borrowings and (ii) cooperate reasonably with the Purchaser’s efforts to make arrangements, in advance of the Closing, for the release at the Closing of the Liens that secure the Vault Cash Borrowings.  Purchaser will offer to provide substitute cash collateral or letters or credit to the lender under the United Community Vault Line in order to obtain a release of the Liens securing the United Community Vault Line.  If such lender declines to release such Liens, then Purchaser will repay all amounts borrowed on the United Community Vault Line and thereby acquire ownership at the Closing of all of the cash borrowed thereunder.  If the amounts borrowed under the United Community Vault Line are not repaid by the Purchaser at Closing, the Purchaser will use reasonable effort to cause the Asset Sellers and its owners to be released from liability on the United Community Vault Line, notwithstanding that Purchaser indemnifies the Asset Sellers and their owners under Section 9.3 with respect to the United Community Vault Line (except to the extent of a Vault Cash Deficiency) as an Assumed Liability.

Section 6.21Efforts to Obtain Certain Consents.  From the date of this Agreement and continuing through and until the Closing, the Companies shall use commercially reasonable efforts to obtain a written consent to the transactions contemplated by this Agreement in a form reasonably approved by the Purchaser from the counterparties to each agreement, note, bond, mortgage, guarantee, lease, license, agreement or other instrument or obligation listed on Schedule 4.3 except to the extent (i) any such consent has been obtained prior to the date hereof or (ii) such agreement, note, bond, mortgage, guarantee, lease, license, agreement or other

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instrument or obligation will be terminated at or before Closing in accordance with or pursuant to the provisions of this Agreement.

Article VII

CONDITIONS

Section 7.1Conditions to Each Party’s Obligation.  The respective obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or, to the extent permitted by applicable law, waiver at or prior to the Closing of each of the following conditions:

(a)No statute, rule, order, decree or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits the transactions contemplated by this Agreement or makes such transactions illegal;

(b)There shall be no order or injunction of a Governmental Entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the transactions contemplated by this Agreement and there shall be no suit, action, proceeding or investigation by a Governmental Entity seeking to restrain, enjoin or prohibit the transactions contemplated by this Agreement;

(c)All relevant waiting periods under any Competition Law applicable to the transactions contemplated hereby shall have expired or terminated, and all actions required by, or filings required to be made with, any Governmental Entity under any such Competition Law that are necessary to permit the consummation of the transactions contemplated hereby shall have been taken or made; and

(d)All authorizations, consents and approvals (including those necessary for the continuation of all material agreements, permits and registrations) required to be obtained prior to consummation of the transactions contemplated by this Agreement shall have been obtained, except for such authorizations, consents and approvals the failure of which to be obtained is not reasonably likely to have a Material Adverse Effect.

Section 7.2Conditions to the Obligation of the Company Holders.  The obligation of the Company Holders to effect the transactions contemplated by this Agreement is further subject to the satisfaction or, to the extent permitted by applicable law, waiver at or prior to the Closing of the following conditions:

(a)The representations and warranties of the Purchaser contained in Article V that are qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

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(b)The Purchaser shall have performed in all material respects each of its respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing pursuant to the terms hereof; and

(c)The Company Holders shall have received a certificate signed by an executive officer of the Purchaser, dated the Closing Date, to the effect that the conditions set forth in Section 7.2(a)  and Section 7.2(b) hereof have been satisfied.

Section 7.3Conditions to Obligation of the Purchaser.  The obligation of the Purchaser to effect the transactions contemplated hereby is further subject to the satisfaction or, to the extent permitted by applicable law, waiver at or prior to the Closing of the following conditions:

(a)The representations and warranties of the Companies and the Company Holders contained in Article III and Article IV that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)Each Company and Company Holder shall have performed or complied in all material respects its respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed or complied with by it at or prior to the Closing pursuant to the terms hereof;

(c)The Purchaser shall have received a certificate signed by each Company, dated the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) hereof with respect to such Company have been satisfied;

(d)The Purchaser shall have received a certificate signed by the Seller Representative, dated the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b)  hereof with respect to the Company Holders have been satisfied; and

(e)Since the date of this Agreement there shall not have been any Material Adverse Effect.

Article VIII

TERMINATION

Section 8.1Termination.  Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing occurs:

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(a)by the mutual written consent of the Companies, the Purchaser and the Seller Representative, on behalf of the Company Holders;

(b)by any of the Companies, the Seller Representative, on behalf of the Company Holders, or the Purchaser, if any Governmental Entity shall have issued a statute, order, decree or regulation or taken any other action (which statute, order, decree, regulation or other action the parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or making the transactions contemplated hereby illegal and such statute, order, decree, regulation or other action shall have become final and non-appealable;

(c)by the Seller Representative, on behalf of the Company Holders, if the Purchaser breaches or fails to perform any of its covenants or agreements set forth in this Agreement, or if any representation or warranty of Purchaser contained in Article V is or becomes untrue, in either case such that the conditions set forth in  Section 7.2(a)  and Section 7.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after receipt by the Purchaser of written notice specifying particularly such breach, failure or untrue representation;

(d)by the Purchaser, if any Company or Company Holder breaches or fails to perform any of its respective covenants or agreements set forth in this Agreement, or if any representation or warranty of any Company or Company Holder contained in Article III or Article IV hereof, respectively, is or becomes untrue, in either case such that the conditions set forth in Section 7.3(a) and Section 7.3(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after receipt by the Seller Representative of written notice specifying particularly such breach, failure or untrue representation; or

(e)by the Companies, the Seller Representative, on behalf of the Company Holders, or the Purchaser, if the Closing shall not have occurred on or prior to October 31, 2014; provided, that such date may be extended by the Purchaser upon notice to the Seller Representative on or before October 31, 2014, for a period not to exceed sixty (60) calendar days to the extent necessary to obtain any required approvals of Governmental Entities; provided, further, that the failure of any condition (other than those conditions which by their nature are to be satisfied at the Closing) set forth in Section 6.15 hereof to be satisfied on or prior to such date did not result from the failure by the party seeking to terminate this Agreement to fulfill any obligation under this Agreement, that such party is required to fulfill prior to the Closing.

Section 8.2Effect of Termination.

(a)In the event of the termination of this Agreement as provided in Section 8.1 hereof, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of the

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Purchaser, any Company or any Company Holder, except for liabilities with respect to any prior breach of covenants or a willful and intentional breach of representations and warranties; provided, that the agreements contained in Article X hereof shall survive the termination of this Agreement; and provided further that the Confidentiality Agreement shall remain in full force and effect.

(b)In the event of the termination of this Agreement as provided in Section 8.1 hereof, the Purchaser shall redeliver, and will cause its agents to redeliver to the Companies, all documents, work papers and other materials of the Companies relating to the transactions contemplated hereby, whether obtained before or after the execution hereof.  Notwithstanding the foregoing, the Purchaser may, at its option, destroy any such documents, work papers and other materials of the Companies in lieu of redelivery to the Companies provided that the Purchaser provides to the Companies a written statement signed by an authorized officer of the Purchaser certifying that such documents, work papers and other materials of the Companies have been destroyed.

Section 8.3Fees and Expenses.  All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the Seller Transaction Expenses shall be paid by the Companies.

Article IX

SURVIVAL AND INDEMNIFICATION

Section 9.1Survival.  All of the representations and warranties of the parties contained in this Agreement, the Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement shall survive the Closing until twenty-four (24) months after the Closing Date; provided, however, that the representations and warranties set forth in (a) Section 3.1 (Ownership of LLC Units), Section 3.2 (Authorization; Validity of Agreement), Section 3.5  (Brokers), Section 4.1 (Organization), Section 4.1-A (Authorization; Validity of Agreement), Section 4.2 (Capitalization), Section 4.16 (Title to Other Properties; All Other ATM Assets), Section 4.23 (Brokers), and Section 4.25 (EFT Accounts) (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely, and (b) Section 4.10 (Employee Benefit Plans; ERISA), Section 4.12 (Tax Matters), and Section 4.13 (Environmental Matters) (collectively the “Statutory Representations”) shall survive until the 90th calendar day following expiration of the applicable statute of limitations (in each case, the expiration date applicable to any such representations and warranties is referred to herein as the “Expiration Date”).  All of the covenants, agreements, undertakings and obligations of the Parties contained in this Agreement shall survive until fully performed or fulfilled, unless non-compliance with such covenants, agreements, undertakings or obligations is waived in writing by the party entitled to such performance.

Section 9.2Indemnification by the Company Holders.  From and after the Closing, subject to Section 9.4 and Section 9.5 hereof, the Company Holders shall severally in proportion to their Indemnity Share, indemnify and hold harmless the Purchaser and its members, managers, directors, officers, employees and agents (collectively, the “Purchaser Indemnified Parties”)

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from and against any and all liabilities, commitments or obligations of any kind or nature whatsoever, Actions, losses, deficiencies, expenses (including costs of investigations and defense and reasonable attorneys’ and accountants’ fees) or damages of any kind or nature whatsoever, whether or not involving a third-party claim (collectively, “Damages”) directly or indirectly arising out of or resulting from any one or more of the following: (i) any breach of any representation or warranty made by any Company Holder or any Company in Article III or Article IV of this Agreement, (ii) subject to the final sentence of this Section 9.2, any breach or violation of, or failure to perform, any covenant, agreement, undertaking or obligation of the Company Holders or the Asset Sellers set forth in this Agreement, (iii) any breach or violation of, or failure to perform, any pre-closing covenant, agreement, undertaking or obligation of the Target Companies set forth in this Agreement, (iv) the employment relationship of any Target Company with any Discontinued Employee, (v) failure of the Seller Representative to timely, properly or correctly distribute the Purchase Price to the Company Holders, (vi) the Excluded Liabilities, (vii) the Excluded Assets, (viii) the Excluded Autos or any indebtedness related to the Excluded Autos, (ix) the matters set forth on Schedule 9.2(a)(ix), as and to the extent set forth thereon, (x) the matters set forth on Schedule 9.2(a)(x), as and to the extent set forth thereon, (xi) the exceptions to compliance identified in Schedule 4.10(d), and (xii) any liability of WSILC to First Premier Bank under the Gaming Payout Device Cash Agreement among WSILC, Welch Gaming, LLC and First Premier Bank, not released by First Premier Bank.  For purposes of  Section 9.2, except for the second sentence of Section 4.16 (Title to Other Properties; All Other ATM Assets), the representations and warranties made by the Companies and the Company Holders in this Agreement shall not be deemed qualified by any references to materiality or to Material Adverse Effect. Notwithstanding the foregoing, liability for any violation of Section 6.14 by a Company Holder shall be solely that of the breaching Company Holder.

Section 9.3Indemnification by the Purchaser.  From and after the Closing, subject to Section 9.4 and Section 9.5 hereof, the Purchaser shall indemnify and hold harmless the Seller Representative and its members, managers, directors, officers, employees and agents, and the other Company Holders and Asset Sellers (collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred directly or indirectly arising out of or resulting from any one or more of the following: (i) any breach of any representation or warranty made by the Purchaser in Article V of this Agreement; (ii) any breach or violation of, or failure to perform, any covenant, agreement, undertaking or obligation of the Purchaser set forth in this Agreement; (iii) any breach or violation of, or failure to perform, any post-closing covenant, agreement, undertaking or obligation of the Purchaser or  a Target Company set forth in this Agreement and (iv) the Assumed Liabilities.

Section 9.4Limitations on Indemnification Amount.

(a)Except for breaches of the Fundamental Representations, Section 4.12 (Tax Matters) or Section 4.13 (Environmental Matters) and fraud by the Company Holders, none of the Company Holders or the Purchaser, as the case may be, shall be liable for Damages arising in connection with its indemnification obligations under  Section 9.2(i) or Section 9.3(i) hereof until the amount of Damages incurred by the Seller Indemnified Parties or the Purchaser Indemnified Parties, as the case may be, exceeds $750,000 in the aggregate and then only to the extent of such excess (i.e. a true deductible, not a “tipping basket”).

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(b)Except for breaches of Fundamental Representations, Statutory Representations, the representations and warranties made in Section 4.22 (Data Privacy and Security) and fraud of the Company Holders, the Company Holders shall in aggregate have no indemnification obligations to the Purchaser for any liability under this Agreement (including without limitation Section 2.2 and Section 9.2) in excess of $24,000,000 (the “Indemnification Cap”).  In addition to the foregoing limits, the Company Holders’ aggregate indemnification obligations to the Purchaser for any liability with respect to the matters in Schedule 9.2 alone shall not exceed the limits set forth therein, and no Company Holder shall be obligated to indemnify the Purchaser in an amount which exceeds such Company Holder’s Indemnity Share of the Indemnification Cap, except for breaches of Fundamental Representations or Statutory Representations or fraud of the Company Holders.  With respect to the Fundamental Representations and the Statutory Representations, the Company Holders shall have no indemnification obligations to the Purchaser in aggregate for any liability arising hereunder in excess of the Purchase Price, less all other payments made for indemnification obligations from the Indemnity Escrow or on account of Section 4.22.  With respect to the representations and warranties set forth in Section 4.22 (Data Privacy and Security), the Company Holders shall have no indemnification obligations to the Purchaser in aggregate for any liability arising hereunder in excess of $48,000,000.

Section 9.5Other Limitations.

(a)The amount of any Damages suffered by a Seller Indemnified Party or a Purchaser Indemnified Party, as the case may be, shall be reduced by any third-party insurance or other indemnification benefits which such party or any of its representatives receives in respect of or as a result of such Damages.  If any Damages for which indemnification is provided hereunder are subsequently reduced by any third-party insurance or other indemnification benefit, recovery, the amount of the reduction shall be remitted to the Seller Indemnified Party or Purchaser Indemnified Party, as the case may be.

(b)Notwithstanding any other provision of this Agreement, in the case of any Damages or any alleged Damages arising hereunder as to which any Target Company is entitled to indemnification pursuant to any asset purchase agreement pursuant to which any Target Company acquired assets, the Purchaser shall proceed (or shall cause such Target Company to proceed) directly against the indemnitors thereunder and shall use its best efforts to enforce the rights of any Target Company under those agreements before making any claim against the Company Holders hereunder; provided, that the Seller Representative shall cooperate reasonably with the Purchaser in making any such claim thereunder.

(c)No Action for indemnification, reimbursement or any other remedy pursuant to this Article may be brought with respect to breaches of representations and warranties contained herein after the applicable Expiration Date; provided, however, that, if, prior to the applicable Expiration Date, an Indemnified Party shall have notified the Indemnifying Party in writing of a specific claim for indemnification under this Article and such notice identifies the nature of such claim with reasonable specificity, such

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Indemnified Party shall be entitled to be indemnified with respect to such claim in accordance with this Article notwithstanding the occurrence of such Expiration Date.

(d)Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification for Damages pursuant to this Article IX to the extent any Damages were attributable to such Indemnified Party’s own gross negligence or willful misconduct.

Section 9.6Notice and Payment of Claims.

(a)Notice.  An Indemnified Party shall notify the Indemnifying Party (with reasonable specificity) promptly after it becomes aware of facts supporting an Action for indemnification under this Article, and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation necessary to support and verify any Damages associated with such Action.  The failure to so notify or provide information to the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that it has been actually prejudiced by the Indemnified Party’s failure to give such notice, in which case the Indemnifying Party shall be relieved from its obligations hereunder.

(b)Payment.  In the event an Action for indemnification under this Article shall have been Finally Determined, the amount of the related Damages shall be paid by the Company Holders, or the Purchaser, as the case may be, to the Seller Indemnified Party or the Purchaser Indemnified Party, as the case may be, in immediately available funds in U.S. dollars within five (5) business days after such Final Determination.  For purposes of this Agreement, the terms “Finally Determined,” “Final Determination” and other similar phrases shall mean with respect to any Action, and the liability for and amount of Damages therefor, when the parties to such Action have so determined by mutual agreement or, if disputed, when a final, non-appealable decision has been rendered in accordance with Article IX hereof.

(c)Third-Party Claims.  In the event that the Indemnifying Party may be required to indemnify an Indemnified Party pursuant to this Article against any Action made or brought by a third-party (a “Third-Party Claim”), indemnification shall be provided in accordance with the following procedures:

(i)Upon receipt by an Indemnified Party of notice of the commencement of a Third-Party Claim against it, such Indemnified Party shall, if an Action is to be made against the Indemnifying Party under this Article, give notice to the Indemnifying Party of the commencement of such Third-Party Claim as soon as practicable, but in no event later than five (5) days after the Indemnified Party shall have been served with process, but the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its defense of such Third-Party Claim has been actually prejudiced by the Indemnified Party’s failure to give

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such notice, in which case the Indemnifying Party shall be relieved from its obligations hereunder.

(ii)If a Third-Party Claim is brought against an Indemnified Party and it gives proper notice to the Indemnifying Party of the commencement of such Third-Party Claim, the Indemnifying Party will be entitled (unless the Action involves Taxes in which case defense will be handled as set forth in Section 6.6 hereof or unless the Indemnifying Party is also a party to such Third-Party Claim except if the Indemnifying Party determines in good faith that joint representation would be appropriate) to assume the control of defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall not, as long as it conducts such defense, be liable to the Indemnified Party under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim.

(iii)If the Indemnifying Party assumes the defense of a Third-Party Claim, no compromise, discharge or settlement of or admission of liability in connection with such Third-Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent (which consent shall not be unreasonably withheld or delayed) unless (A) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (if such claim by the Indemnified Party for indemnification is successful) or (B) such settlement does not include terms other than monetary Damages which in the good faith judgment of the Indemnifying Party could significantly adversely affect such Target Company’s business operations after the Closing.

Section 9.7Tax Consequences.  Any indemnity payment made under this Article shall be deemed to be an adjustment in the Purchase Price.

Section 9.8Remedy.  Except for seeking equitable relief or claims based on fraud, from and after the Closing the sole remedy of either party in connection with a breach of the representations and warranties in this Agreement or a breach or violation of, or failure to perform, any covenant, agreement or obligation in this Agreement, shall be as set forth in this Article IX.  The eligible funds in the Indemnity Escrow account shall be the primary source of recovery with respect to any indemnity claim made hereunder by Purchaser, and no demand shall be made on Company Holders except to the extent in excess of funds available in the Indemnity Escrow.

Section 9.9Powers of Attorney.

(a)Each Company Holder and Asset Seller irrevocably constitutes and appoints Rock Island Capital Fund I, L.P. as such Company Holder’s true and lawful agent, proxy and attorney-in-fact and agent (the “Seller Representative”) and authorizes the Seller Representative acting for such Company Holder and in such Company Holder’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done by such Company Holder or the Seller

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Representative hereunder or otherwise in connection with the agreements and transactions contemplated by this Agreement, as fully to all intents and purposes as such Person might or could do in person, including, without limitation:

(i)determine the presence (or absence) and direct payment of proceeds of claims for indemnification against the Purchaser pursuant to Article IX;

(ii)deliver all notices required to be delivered by such Company Holder under this Agreement, including, without limitation, any notice of a claim for which indemnification is sought under Article IX;

(iii)receive all notices required to be delivered to such Company Holder under this Agreement, including, without limitation, any notice of a claim for which indemnification is sought under Article IX;

(iv)take any and all action on behalf of such Company Holder from time to time as the Seller Representative may deem necessary or desirable to defend, pursue, resolve and/or settle disputes or claims under this Agreement, including, without limitation, disputes regarding the Proposed Final Closing Statement or the calculation of the sum of the Net Working Capital plus Recent CapX and Cash Vault Deficiency under Section 2.4(e) and claims for indemnification under Article IX;

(v)consent on behalf of the Company Holders with respect to matters under this Agreement or the transactions contemplated hereby; and

(vi)engage and employ, at the expense of the Company Holders, agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as it deems necessary or prudent in connection with the administration of the foregoing.

(b)Each Company Holder grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Seller Representative may lawfully do or cause to be done by virtue hereof.  Each Company Holder agrees that such agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of the Seller Representative and Purchaser and shall survive the death, incapacity, or bankruptcy of such Company Holder.  Each Company Holder acknowledges and agrees that upon execution of this Agreement, any delivery by the Seller Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Seller Representative or any decisions made by the Seller Representative pursuant to this Section 9.9, such Company Holder shall be bound by such documents or decision as fully as if such Company Holder had executed and delivered such documents or made such decisions.  Company Holders shall reimburse, in accordance with their respective Indemnity Share, all costs incurred by the Seller Representative in acting as Seller

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Representative and for all payments made on behalf of the Company Holders under this Agreement.

(c)Liability.  The Seller Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Company Holder, except in respect of amounts received on behalf of such Company Holder.  The Seller Representative shall not be liable to any Company Holder for any action taken or omitted by it or any agent employed by it hereunder or under any other document or instrument contemplated hereby, or in connection therewith, except that the Seller Representative shall not be relieved of any liability imposed by law for gross negligence or willful misconduct.  The Seller Representative shall not be liable to any of the Company Holders for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Company Holder to whom payment was due, but not made, shall be to recover from other Company Holders any payment in excess of the amount to which they are determined to have been entitled.  The Seller Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

(d)Replacement of the Seller Representative.  Each Company Holder acknowledges and agrees that, upon the dissolution, liquidation, termination, bankruptcy or other incapacity of the initial Seller Representative appointed pursuant to Section 9.9(a), Rock Island Capital, LLC shall be succeed to the responsibility and authority of the initial Seller Representative.

(e)Actions of the Seller Representative.  Each Company Holder agrees that Purchaser shall be entitled to rely on any action taken by the Seller Representative, on behalf of the Company Holders, pursuant to Section 9.9(a)  above (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Company Holder as fully as if such Company Holder had taken such Authorized Action.  Purchaser agrees that the Seller Representative shall have no liability to Purchaser for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct.  Company Holders agree, jointly and severally, to pay, and to indemnify and hold harmless, Purchaser from and against any losses which they may suffer, sustain, or become subject to, as the result of any claim by any Person that an Authorized Action is not binding on, or enforceable against, the Company Holders.  In addition, the Company Holders hereby release and discharge Purchaser, each Company and each of their respective Affiliates from and against any liability arising out of or in connection with the Seller Representative’s failure to distribute any amounts received by the Seller Representative on the Company Holders’ behalf to the Company Holders.

Section 9.10Purchaser Reliance.  By execution hereof, Seller Representative agrees to accept payment of the Purchase Price and any other cash consideration hereunder, from time to time, on behalf of the Company Holders and to promptly disburse to the Equity Sellers and the Asset Sellers their respective Distributive Share thereof, net of (i) any applicable fees and expenses, including applicable fees of expenses of the Seller Representative arising out of or in

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connection with the acceptance or administration of the Seller Representative’s duties hereunder (and such reserves for contingencies as Seller Representative may deem necessary or appropriate) and (ii) adjustments to take account of the portion of the Net Working Capital attributable to the Target Companies (to be charged or credited to the Equity Sellers) and the Asset Sellers (to be charged or credited to the Company Holders in the Asset Sellers) as reasonably determined by the Seller Representative.  The Purchaser shall be entitled to rely on the full power and authority of Seller Representative to act hereunder and under any Exhibit or Schedule hereto on behalf of the Company Holders, and shall not be liable in any way whatsoever for any action the Purchaser takes or omits to take in reliance upon such power and authority.  The Company Holders shall look solely to the Seller Representative for payment of their Distributive Share of the cash consideration paid to Seller Representative by the Purchaser, less payments made or costs incurred by the Seller Representative on their behalf, and they shall have no recourse against Purchaser or any of its Affiliates or agents for payment thereof; provided, however, that this sentence shall in no way limit the Company Holders’ or the Seller Representative’s power to enforce any of the Company Holders’ rights hereunder.

Article X

MISCELLANEOUS

Section 10.1Amendment; Waiver.

(a)This Agreement may be amended, modified or supplemented by the parties hereto, by action taken or authorized by their respective Manager or boards of directors, as applicable, at any time.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b)At any time prior to the Closing, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements, covenants or conditions of the other parties hereto contained herein.  Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 10.2Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five (5) business days after the day when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

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(i)if to the Company Holders or the Selling Stockholder Representative (or any Company prior to Closing), to:

Rock Island Capital Fund I, L.P.

1415 W. 22nd Street

Suite 1250

Oak Brook, Illinois 60523

Telephone:  (630) 413-9147

Facsimile:  (630) 574-0213

Attention:  Michael E. Nugent

with a copy to:

Neal J. White, P.C.

McDermott Will & Emery LLP

227 West Monroe Street

Suite 4700

Chicago, Illinois 60606

Telephone:  (312) 984-7579

Facsimile:  (312) 984-7700

(ii)if to the Purchaser (or any Company after the Closing), to:

Cardtronics USA, Inc.

3250 Briarpark Drive

Suite 400

Houston, Texas 77042

Telephone:  (832) 308-4000

Facsimile:  (832) 308-4001

Attention:  General Counsel

with a copy to:

Michael F. Rogers

Gardere Wynne Sewell LLP

1000 Louisiana Street

Suite 3400

Houston, Texas 77002

Telephone:  (713) 276-5769

Facsimile:  (713) 276-6769

Section 10.3Interpretation.

(a)Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to vary the definition of “Material Adverse Effect” or to imply that such amount, higher or lower amounts, or the term so included or other items, are or are not material, and neither party shall use the fact of the setting forth of any such

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amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for the purposes of this Agreement.  Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the Ordinary Course of Business for purposes of this Agreement.

(b)For purposes of this Agreement, words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  The terms “hereof,” “herein” and “hereto” shall be interpreted to refer to this Agreement in its entirety and to all of the Schedules and not to any particular provision, unless otherwise stated.  The use of the phrase “reasonable best efforts” in provisions relating to the obligations of the parties to seek required consents and approvals of any Person shall in no event contemplate payment of any amount to such Person that is more than minimal or the incurrence of any liability or the agreement to the modification of any existing obligation or arrangement in a manner that would be adverse in any material respect to any party hereto in order to obtain any such consent or approval.  The phrase “made available” when used in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.  The term “Affiliate” when used in this Agreement shall have the meaning ascribed to it in Rule 12b-2 under the Exchange Act.  The phrase “beneficial ownership” and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.

Section 10.4Headings; Schedules.

(a)The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.

(b)To the extent any matter disclosed pursuant to any Schedule of the Disclosure Schedule reasonably appears on its face to be applicable to another Schedule of the Disclosure Schedule such disclosure shall be deemed to be disclosed in such other Schedule but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

(c)The Company Holders and the Companies shall have the right, by written notice to Purchaser, from time to time prior to the Closing to supplement, amend or update the Disclosure Schedule (a “Schedule Update”) to reflect facts, events or

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circumstances that occur after the date hereof that would have otherwise been appropriate to include in any section of the Disclosure Schedule.  Any Schedule Update shall not be effective for purposes of applying the provisions of Section 7.3(a);  however, if the Closing occurs after Purchaser’s receipt of any Schedule Update in accordance with and as permitted by the immediately preceding sentence, then such Schedule Update will be effective to cure and correct for all purposes any breach of any representation or warranty that would have existed if the Company Holders and the Companies had not made such Schedule Update.

Section 10.5Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

Section 10.6Entire Agreement.  This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings (written and oral), among the parties with respect to the subject matter hereof.

Section 10.7Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 10.8Damages; Specific Performance.  Notwithstanding anything to the contrary set forth herein, in no event shall any party hereto be entitled to any punitive, incidental, indirect, special or consequential damages or loss of profits resulting from or arising out of this Agreement or the transactions contemplated hereby.  Further, the parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

Section 10.9Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

Section 10.10Dispute Resolution.

(a)All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the federal courts located in Harris County, Texas, and the Parties hereby irrevocably submit to the jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum.  Each Party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Party at its address specified in Section 10.2.  Nothing in this Section 10.10 shall affect the right of any Party to serve legal process in any other manner permitted by Law.  The consents to jurisdiction set

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forth in this Section 10.10  shall not constitute general consents to service of process in the State of Texas and shall have no effect for any purpose except as provided in this Section 10.10 and shall not be deemed to confer rights on any person other than the Parties.

(b)EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10(b).

Section 10.11Conflicts and Privilege.  It is acknowledged by each of the Parties that the Companies, the Company Holders, and the Seller Representative have retained McDermott Will & Emery LLP (“McDermott”), to act as their counsel in connection with the transactions contemplated hereby.  The Purchaser hereby agrees that, in the event that a dispute arises after the Closing between the Purchaser or any of the Companies, on the one hand, and the Seller Representative or any of the Company Holders on the other hand, McDermott may represent the Seller Representative and Company Holders in such dispute, even though the interests of the Seller Representative and Company Holders may be directly adverse to the Companies, and even though McDermott may have represented one or more of the Companies in a matter substantially related to such dispute. The Purchaser further agrees that, as to all communications among McDermott, the Companies, the Seller Representative and/or any Company Holders that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Seller Representative and the Company Holders and may be controlled by the Seller Representative and Company Holders and shall not pass to or be claimed by the Purchaser or the Companies after the Closing.  Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser and the Companies on the one hand and a third party other than the Seller Representative or any Company Holder, on the other hand, the Purchaser and the Companies may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither the Purchaser or the Companies may waive such privilege without the prior written consent of the Seller Representative (which consent may not be unreasonably withheld or delayed).

Section 10.12Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

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Section 10.13Disclaimer of Warranties.  EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, THE COMPANY HOLDERS AND THE COMPANIES DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES, WHETHER EXPRESS OR IMPLIED, AS TO THE COMPANIES AND THEIR ASSETS AND OPERATIONS.  THE COMPANY HOLDERS MAKE NO REPRESENTATIONS AS TO MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER.  The Purchaser acknowledges that no other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries or schedules heretofore made available to the Purchaser by the Company Holders or the Companies or any of their respective representatives or any other information which is not included in this Agreement or the Disclosure Schedule.  Neither the Company Holders nor any of their respective representatives nor any other Person will have or be subject to any liability to the Purchaser or any of its Affiliates or any other Person resulting from the distribution of any such information to, or use of any such information by, the Purchaser, any of its Affiliates, agents, accountants, counsel, or other representatives.

Section 10.14Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and except to the extent necessary to enforce the provisions of Section 6.7 (Employee Benefits) and Section 6.10 (Indemnification of Managers, Directors and Officers) hereof the provisions of this Agreement are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 10.15Definitions.  For purposes of this Agreement, the term:

“401(k) Plan” means WSILC, LLC 401(k) Plan that was originally formed effective as of January 1, 2007.

“Action” shall have the meaning set forth in Section 4.6.

“Adjusted Current Assets” shall mean all of current assets of the Companies, including Cash on Hand, of the type reflected on, and determined in a manner consistent with the preparation of, the April 30, 2014 current assets and liabilities statement attached as Schedule 10.15 (WC Statement) but only to the extent that possession and control of such current assets is effectively transferred to Purchaser, directly or indirectly.  Notwithstanding the foregoing, Adjusted Current Assets excludes the following items referred to Schedule 10.15 (WC Statement): accounts receivable purchased, rebates receivables, inventory assets, ATM Inventory, amounts due/from Welch Gaming, LLC, prepaid tax, prepaid commissions, construction in progress and reserves for bad debt.  Consistent with Schedule 10.15 (WC Statement), Adjusted Current Assets excludes Excluded Assets other than Vault Cash in the COD/WG ATMs.

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“Adjusted Current Liabilities” shall mean all of the current liabilities of all of the Companies of the type reflected on, and determined in a manner consistent with the preparation of, the April 30, 2014 current assets and liabilities statement attached as Schedule 10.15 (WC Statement) (including Vault Cash Borrowings but excluding any current portion of all Indebtedness for Borrowed Money).  Notwithstanding the foregoing, Adjusted Current Liabilities excludes the following items referred to Schedule 10.15 (WC Statement): accrued interest, accrued income tax and the Idel Note.  Consistent with Schedule 10.15 (WC Statement), Adjusted Current Liabilities excludes Excluded Liabilities other than Vault Cash Borrowings.

“Affiliate” shall have the meaning set forth in Section 10.3(b).

“Affordable Care Act” shall have the meaning set forth in Section 4.10(g)(iv).

“Agreement” shall have the meaning set forth in Section the Preamble.

“Asset Allocation” shall have the meaning set forth in Section 6.6(c).

“Asset Sellers” shall have the meaning set forth in the Preamble.

“Assumed Liabilities” shall have the meaning set forth on Schedule 10.15(iii).

“ATM” means any automated device or machine that provides (i) traditional automated teller machine functions including cash withdrawals, balance inquiries and account transfers and/or (ii) other services such as check cashing, money orders, money transfer, bill payment and telecommunications products.

“Authorized Action” shall have the meaning set forth in Section 9.9(e).

“Beneficial Ownership” shall have the meaning set forth in Section 10.3(b).

“Capital Expenditures” means amounts paid for purchase or installation of ATMs or ATM upgrades (whether or not capitalized on the books of the Companies), computers, office equipment, EMV and Windows XP upgrades, other capital assets or related expenditures.

“Cash on Hand” means the amount of cash and bank deposits of the Target Companies on the Closing Date and the amount of cash in the EFT Accounts on the Closing Date, but only to the extent that possession and control of all such cash and bank deposits are effectively transferred to Purchaser, directly or indirectly, less escrowed amounts or other restricted cash balances and less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination.  Cash on Hand includes Vault Cash, currency, bank account balances and short-term, highly-liquid instruments maturing in 90 days or less such as T-bills, short-term CDs and other short-term financial instruments.

“Cause” means, solely for the purposes of this Agreement, a determination by Purchaser, or if disputed by Hewitt, by a final non-appealable determination of a court pursuant to an action or proceeding conducted in accordance with Section 10.9 and Section 10.10, that Hewitt (a) has engaged in gross negligence or willful misconduct in the performance of Hewitt’s duties with respect to Purchaser and, if capable of being cured, such gross negligence or willful misconduct

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remains uncured for a period of ten (10) days after written notice to Hewitt specifying in detail the alleged actions and the required cure, (b) has refused without proper legal reason to perform Hewitt’s duties and responsibilities to Purchaser, (c) has breached any material provision of this Agreement, any written agreement between Hewitt and Purchaser or corporate policy or code of conduct established by Purchaser and, if capable of being cured, such breach remains uncured for a period of thirty (30) days after written notice to Hewitt specifying in detail the breach and the required cure, (d) has disclosed without specific authorization from Purchaser Confidential Information (as defined in Hewitt's employment agreement executed at Closing) or any of its affiliates that is materially injurious to any such entity, or (e) has been convicted of (or pleaded no contest to) a crime involving an act of theft, fraud, embezzlement, misappropriation or willful breach of a fiduciary duty of loyalty.

“Change in Control” shall mean (a) a merger of Cardtronics, Inc., a Delaware corporation (“Parent Company”), with another entity, a consolidation involving the Parent Company, or the sale of all or substantially all of the assets of the Parent Company to another entity if, in any such case, (i) the holders of equity securities of the Parent Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 51% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Parent Company immediately prior to such transaction or event or (ii) the persons who were members of the board of directors of the Parent Company (the “Board”) immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event; (b) the dissolution or liquidation of the Parent Company; or (c) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of the Parent Company. For purposes of the preceding sentence, (i) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Parent Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, (ii) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, and (iii) the term “Parent Company” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Closing Payment Amount” shall have the meaning set forth in Section 2.2(a).

“Closing Statement Dispute” shall have the meaning set forth in Section 2.4(e)(i).

“Closing Statement Objection” shall have the meaning set forth in Section 2.4(c).

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“COD” shall have the meaning set forth in the Preamble.

“COD/WG ATMs” shall mean those Company-Owned ATMs that are owned by an Asset Seller as indicated on Schedule 4.19(b)(i).

“Code” shall have the meaning set forth in Section 4.10(b)(v).

“Companies” shall have the meaning set forth in the Preamble.

“Company” shall have the meaning set forth in the Preamble.

“Company ATMs” means, collectively, all of the Company-Owned ATMs and Company-Serviced ATMs.

“Company Financial Statements” shall have the meaning set forth in Section 4.4(a).

“Company Holder” shall have the meaning set forth in the Preamble.

“Company Merchant” means any retailer or other business owner that authorizes any Company to (i) place one or more Company-Owned ATMs in the business premises of such retailer or other business owner or (ii) provide processing, maintenance or other services with respect to a Company-Serviced ATM located in the business premises of such retailer or other business owner.

“Company Merchant Agreement” means any Contract with a Company Merchant whereby any Company is authorized to (i) place Company-Owned ATMs in identified retail stores or other places of business of such Company Merchant or (ii) provide processing, maintenance or other services or products with respect to a Company-Serviced ATM located in identified retail stores or other places of business of such Company Merchant.

“Company-Owned ATM” means an ATM owned by any Company, including those ATMs that are in service at a Company Merchant’s place of business and those that are out of service (whether located in storage or in a laboratory or repair shop).

“Company-Serviced ATM” means an ATM (i) owned by a Person other than a Company (such as a merchant or a Dealer) and (ii) for which the Company provides processing, maintenance or other services or products pursuant to a Company Merchant Agreement or a Distribution Agreement.

“Competition Law” shall have the meaning set forth in Section 3.3.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.2(b).

“Confidential Information” shall have the meaning set forth in Section 6.14(c).

“Continuing Target Employee” shall have the meaning set forth in Section 6.7(a)(ii).

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, commitment or obligation.

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“Contract Forms” shall have the meaning set forth in Section 4.11(e)(i).

“Copyrights” shall have the meaning set forth in the definition of Intellectual Property.

“COD” shall have the meaning set forth in the Preamble.

“CPA Firm” shall have the meaning set forth in Section 2.4(e)(ii).

“Cummins” shall have the meaning set forth in Section 1.3(r).

“Damages” shall have the meaning set forth in Section 9.2.

“Data Room” means the virtual data room maintained by Intralinks, Inc. on behalf of the Companies and the Equity Sellers and to which the Companies have posted numerous legal documents, financial reports and other data and information related to the Companies and their respective business, legal and financial affairs for review by Purchaser.  As used herein, the “Data Room” shall refer to such virtual data room as it was constituted on the date of execution of this Agreement.

“Dealer” means any dealer, distributor or wholesaler that has (i) made arrangements to (x) place ATMs owned by such dealer, distributor or wholesaler in third party retailer locations or (y) service and support ATMs owned by third party retailers and (ii) entered into a Distribution Agreement with any Company with respect to some or all of such ATMs.

“Disclosure Schedule” shall mean the Disclosure Schedule delivered in connection with this Agreement.

“Discontinued Employees” shall have the meaning set forth in Section 6.7(a)(i).

“Distribution Agreement” means any Contract between the Company and a Dealer in which the Company agrees to provide processing, maintenance or other services or products with respect to ATM’s of merchants under contract with such Dealer.

“Distributive Share” shall mean for an Equity Seller or an Asset Seller the percentage set forth on Schedule 10.15 (Distributive Share).

“EFT Accounts” means the bank accounts titled and held in the name of an Asset Seller at United Community Bank under Account Numbers 951277 and 1178675, which are the only accounts, other than accounts owned and controlled by the Target Companies, into which the interchange revenues and surcharge fees, and related operating revenues attributable to the use of the Company ATMs and sale of products and related services are directly and automatically deposited.

“Environmental Claim” shall have the meaning set forth in Section 4.13(f)(i).

“Environmental Laws” shall have the meaning set forth in Section 4.13(f)(ii).

“Equity Sellers” shall have the meaning set forth in the Preamble.

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“Equity Seller Units” shall have the meaning set forth in the Preamble.

“ERISA” shall have the meaning set forth in Section 4.10(a).

“ERISA Affiliate” shall have the meaning set forth in Section 4.10(a).

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, by and among the Seller Representative and the Purchaser, substantially in the form of Exhibit B.

“Estimated Closing Statement” shall have the meaning set forth in Section 2.4(a).

“Excluded Assets” shall have the meaning set forth on Schedule 10.15(ii).

“Excluded Autos” shall have the meaning set forth in Section 6.19.

“Excluded Liabilities” shall have the meaning set forth on Schedule 10.15(iv).

“Expiration Date shall have the meaning set forth in Section 9.1.

“Final Closing Statement” shall mean: (i) the Estimated Closing Statement if no Proposed Final Closing Statement is delivered to the Seller Representative within the ninety (90) calendar day period specified in Section 2.4(a);  (ii) the Proposed Final Closing Statement if (A) no Closing Statement Objection is delivered to Purchaser by the Seller Representative during the thirty (30) calendar day period specified in Section 2.4(b) or (B) Seller Representative and Purchaser so agree in writing; (iii) the Proposed Final Closing Statement, adjusted in accordance with the Closing Statement Objection, if Purchaser does not provide Seller Representative with a written notice of disagreement in response to the Closing Statement Objection within the fifteen (15) calendar day period specified in Section 2.4(d); or (iv) the Proposed Final Closing Statement, as adjusted by (A) the written agreement of Purchaser and Seller Representative and/or (B) the CPA Firm in accordance with Section 2.4(e)(ii).

“Final Determination” shall have the meaning set forth in Section 9.6(b).

“Finally Determined” shall have the meaning set forth in Section 9.6(b).

“Fundamental Reports shall have the meaning set forth in Section 9.1.

“GAAP” shall have the meaning set forth in Section 4.4(a).

“Gaming Redemption Functionality” shall have the meaning set forth in Section 6.14(a).

“Good Reason” means, solely for the purposes of this Agreement, the occurrence of (i) a material breach of Hewitt's employment agreement by Purchaser and such breach remaining uncured for a period of thirty (30) days after written notice to Purchaser of such breach (except notice and cure period shall not apply to any payment breach); (ii) Hewitt’s primary duties and/or responsibilities as Executive Vice President, U.S. Sales and Relationship Manager are

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materially reduced; (iii) Hewitt being unable to perform Hewitt’s duties or fulfill Hewitt’s obligations under Hewitt's employment agreement executed at Closing by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months as determined by a competent medical physician selected by Hewitt; (iv) Hewitt’s death; (v) Purchaser requiring that Hewitt relocate his principal office outside of the greater St Louis, Missouri metropolitan area; or (vi) a Change of Control.

“Governmental Entity” shall have the meaning set forth in Section 3.3.

“Gross Purchase Price” shall have the meaning set forth in Section 2.1.

“Hazardous Substance” shall have the meaning set forth in Section 4.13(f)(iii).

“Hewitt” shall have the meaning set forth in Section 1.3(q).

“Hewitt Employment Agreement” shall mean, as of any time, the then effective Employment Agreement between the Purchaser (or one of its Affiliates), as employer, and Hewitt, as employee.

“HIPAA” shall have the meaning set forth in Section 4.10(g)(iv).

“HR Financial” shall have the meaning set forth in Section 6.14(a).

“Idel” shall have the meaning set forth in Section 6.14(a).

“Idel Note” means that certain Nontransferable Conditional Subordinated Promissory Note dated as of January 1, 2014, in the principal amount of up to $100,000, issued by WSILC and payable to IDI ATM, LLC, a Missouri limited liability company.

“Indebtedness for Borrowed Money” means, with respect to any Person, (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (including the Idel Note and the One Point Note), (c) obligations of such Person as lessee under leases required to be capitalized pursuant to GAAP consistently applied, (d) obligations of such Person for amounts drawn under acceptances, letters of credit or similar facilities, and (e) guarantees and similar commitments relating to any of the foregoing items; provided, however, notwithstanding the foregoing, Indebtedness for Borrowed Money shall only include interest bearing debt and/or debt requiring payment of a premium upon maturity, and shall not include, other than the Idel Note and the One Point Note, any purchase money indebtedness for goods purchased from vendors, operating leases or other trade payables and shall not include Vault Cash Borrowings.

“Indemnification Cap” shall have the meaning set forth in Section 9.4(b).

“Indemnified Party” shall mean, with respect to any indemnification claim under Article IX, the Party that is entitled to be indemnified with respect to such claim in accordance with Article IX.

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“Indemnifying Party” shall mean, with respect to any indemnification claim under Article IX, the Party that is required to provide indemnification to the Indemnified Party with respect to such claim in accordance with Article IX.

“Indemnity Escrow Amount” shall have the meaning set forth in Section 1.5.

“Indemnity Share” shall mean for a Company Holder the percentage set forth on Schedule 10.15 (Indemnity Share).

“Intellectual Property” means all intellectual property rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (i) all patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”); and (v) all confidential and proprietary information, trade secrets and non-public discoveries, research and development, technology, know-how, formulae, inventions, compositions, processes, techniques, technical data and information, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals (collectively, “Trade Secrets”).

“Intellectual Property Licenses” means (excluding Shrinkwrap Software): (i) any grant by a Company to another Person of any license, sublicense, right, permission, consent or non-assertion relating to or under any Company Intellectual Property and/or Company Technology; and (ii) any grant by another Person to a Company of any license, sublicense, right, permission, consent or non-assertion relating to or under any Intellectual Property and/or Technology owned by a third Person.

“Interim Financial Statement” shall have the meaning set forth in Section 4.4(a).

“Knowledge” with respect to any Company Holder or the Company Holders generally shall mean the actual knowledge of such Company Holder or Company Holders, as the case may be.  References in this Agreement to the “Knowledge” of any Company shall mean the actual knowledge of Hewitt, Cummins, Sara Heinzmann and Brian Bauer.

“Law” means any applicable foreign, federal, state or local law, statute, code, ordinance, rule or regulation.

“Liens” shall have the meaning set forth in Section 4.2(a).

“Leases” shall have the meaning set forth in Section 4.15(b).

“Legal Proceeding” shall have the meaning set forth in Section 6.9(a).

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“LLC Agreement” means, as to each Company, its limited liability company agreement or limited liability company operating agreement, with all amendments thereto.

“LLC Units” shall have the meaning set forth in the Preamble.

“Management Agreement” shall have the meaning set forth in Section 1.3(l).

“Marks” shall have the meaning set forth in the definition of Intellectual Property.

“Material Adverse Effect” shall mean a material adverse effect on the business, assets, liabilities, capitalization, condition (financial or otherwise), the results of operations or prospects of all of the Companies, taken as a whole, after taking into effect any insurance recoveries; provided, however, that a Material Adverse Effect shall not include (a) the execution, delivery, announcement or pendency of this Agreement or the transactions contemplated by this Agreement; (b) business or political conditions or conditions generally affecting the industry or segments therein in which the Companies participate, the U.S. economy as a whole or the capital, credit or financial markets in general or the markets in which the Companies operate; (c) any action taken or statement made by Purchaser or its Affiliates or their respective representatives; (d) compliance with the terms of, or the taking of any action required by, this Agreement or approved by Purchaser; (e) any change in accounting requirements or principles or any change in applicable Laws or the interpretation or enforcement thereof by a Governmental Entity; (f) actions required to be taken under applicable Laws or Contracts; (g) any action taken in connection with obtaining regulatory or third party approvals, licenses or consents or any event, change or effect resulting therefrom; (h) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; or (i) any earthquakes, hurricanes, floods or other natural disasters, or force majeure events.

“Material Contracts” shall have the meaning set forth in Section 4.11(a).

“McDermott” shall have the meaning set forth in Section 10.11.

“Negative WC/CapX Adjustment” shall have the meaning set forth in Section 2.1.

“Net Purchase Price” shall have the meaning set forth in Section 2.1.

“Net Working Capital” shall mean the amount (positive or negative) in U.S. Dollars equal to (i) the aggregate Adjusted Current Assets as of the Closing Date minus (ii) the aggregate Adjusted Current Liabilities as of the Closing Date.

“New ADA Rules” means (i) the revised Regulations issued under Title III (Public Accommodations) of the Americans with Disability Act as signed on July 23, 2010 with an effective date of March 15, 2012 and (ii) the ADA Standards for Accessible Design adopted by the United States Department of Justice in September 2010 with an effective date of March 15, 2012.

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“One Point Note” that certain Nontransferable Conditional Subordinated Promissory Note dated as of August 15, 2013, in the principal amount of up to $575,000, issued by WSILC and payable to One Point Financial, LLC, a Georgia limited liability company.

“Order” shall have the meaning set forth in Section 4.8(a).

“Ordinary Course of Business” shall have the meaning set forth in Section 6.1(a).

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Past Employee Termination Amount” shall mean the total aggregate remaining payments due and payable from and after the Closing Date from WSILC to one of its prior employees pursuant to the terms of that certain Resignation and Release Agreement dated as of August 28, 2013 and entered into by and between WSILC and such prior employee.

“Patents” shall have the meaning set forth in the definition of Intellectual Property.

“Permits” shall have the meaning set forth in Section 4.8(b).

“Permitted Gaming Cash Dispenser” shall have the meaning set forth in Section 6.14(a).

“Permitted Liens” shall have the meaning set forth in Section 4.15(d).

“Person” shall have the meaning set forth in the definition of Subsidiary.

“Personally Identifiable Information”  means information about an individual that either (i) contains data elements that identify the individual or (ii) with respect to which there is a reasonable basis to believe the information can be used to identify the individual.  Personally Identifiable Information includes, but is not limited to, (a) personal identifiers such as name, address, Social Security Number, date of birth, driver’s license number or state identification number, and passport number, (b) health information, including any information relating to treatment or conditions, (c) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information, insurance policy number and (d) demographic information.

“Plans” shall have the meaning set forth in Section 4.10(a).

“Positive WC/CapX Adjustment” shall have the meaning set forth in Section 2.1.

“Pre-Closing Returns” shall have the meaning set forth in Section 6.6(b)(i).

“Processor Reports” shall mean the Processor Reports issued by Purchaser, CDS, Elan, Switch Commerce, and First Data with respect to the Company ATMs during the months included in calendar year 2013 and the first four months of calendar year 2014.

“Proposed Final Closing Statement” shall have the meaning set forth in Section 2.4(a)Section 2.4(b).

“Purchase Price” shall have the meaning set forth in Section 2.1.

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“Purchased Assets” shall have the meaning set forth on Schedule 10.15(i).

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 9.2.

“Purchaser Plan” shall have the meaning set forth in Section 6.7(b).

“Real Property” shall have the meaning set forth in Section 4.15(a).

“Receivables” shall have the meaning set forth in Section 4.4(b).

“Recent Balance Sheet” shall have the meaning set forth in Section 4.4(a).

“Recent CapX” means the Companies’ aggregate Capital Expenditures during the period commencing April 1, 2014 and ending on the Closing Date.

“Records” shall have the meaning set forth in Section 6.9(a).

“Restricted Business” shall have the meaning set forth in Section 6.14(a).

“Retention Amount” shall have the meaning set forth in Section 1.6.

“Return” shall have the meaning set forth in Section 4.12(f)Section 4.12(h).

“RTW” shall have the meaning set forth in the Preamble.

“Schedule Update” shall have the meaning set forth in Section 10.4(c).

“Seller Indemnified Parties” shall have the meaning set forth in Section 9.3.

“Seller Representative” shall have the meaning set forth in Section 9.9(a).

“Seller Transaction Expenses” means any and all legal fees of McDermott, accounting, consulting, investment banking, investment advisory and other third party fees, costs and expenses of the Seller Representative and the Companies relating to or arising as a result of the transactions contemplated hereby, including, without limitation, those costs, expenses and other payments identified in Section 6.7(a)(ii) with respect to Discontinued Employees.

“Shrinkwrap Software” means Software licensed to a Company under a shrink-wrap or click-through agreement on reasonable terms through commercial distributors or in consumer retail stores.

“Software” means any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats,

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firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Statutory Representations” shall have the meaning set forth in Section 9.1.

“Straddle Returns” shall have the meaning set forth in Section 6.6(b)(ii).

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity of which more than 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or Managers or others performing similar functions with respect to such entity is directly or indirectly owned by such Person.  “Person” shall mean an individual, partnership, joint venture, trust, corporation, unincorporated entity or Governmental Entity.

“Subsidiary Interest” shall have the meaning set forth in the Preamble.

“Systems” shall have the meaning set forth in Section 4.21.

“Taxes” shall have the meaning set forth in Section 4.12(h).

“Technology” means (excluding Shrinkwrap Software) all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other embodiments of any of the foregoing, in any form or media, and all related technology that are used in, incorporated in, embodied in, displayed by or relate to, any of the foregoing.

“Third-Party Claim” shall have the meaning set forth in Section 9.6(c).

“Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property.

“United Community Vault Line” shall mean that certain Universal Note and Security Agreement by and between COD and United Community Bank-Chatham, dated June 30, 2013.

“WARN Act” shall have the meaning set forth in Section 6.11.

“WC/CapX Adjustment” shall have the meaning set forth in Section 2.1.

“WG” shall have the meaning set forth in the Preamble.

“WSILC” shall have the meaning set forth in the Preamble.

“Vault Cash” means the currency supplied by one or more third party financial institutions pursuant to the terms of a vault cash agreement for the exclusive purpose of stocking the Company ATMs, which includes currency that is (i) loaded into a Company ATM and/or (ii) in the possession of an armored carrier service under contract with a Company for the

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express purpose of delivering such currency to (or retrieving such currency from) a Company ATM.

“Vault Cash Agreements” shall have the meaning set forth in Section 4.11(a)(vii).

“Vault Cash Borrowings” shall have the meaning set forth in Section 4.11(a)(vii).

“Welch License Agreement” means that certain License Agreement dated July 31, 2010 and entered into by and between Welch Systems, Inc., as licensor, and WSILC.

“Year-End Financial Statements” shall have the meaning set forth in Section 4.4(a).

[signature pages follow]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PURCHASER:

CARDTRONICS USA, INC.

By:/s/ Steven A. Rathgaber
Name:Steven A. Rathgaber

Title:Chief Executive Officer

COMPANIES:

WSILC, L.L.C.

By: /s/ Michael E. Nugent
Name:Michael E. Nugent

Title:Manager

RTW ATM, LLC

By: /s/ Michael E. Nugent
Name:Michael E. Nugent

Title:Manager

C.O.D., LLC

By: /s/ Steven W. Schweizer
Name:Steven W. Schweizer

Title:President

WG ATM, LLC

By: /s/ Steven W. Schweizer
Name:Steven W. Schweizer

Title:President

[Signature Pages to Welch Purchase Agreement]

COMPANY HOLDERS:

ROCK ISLAND CAPITAL FUND I, L.P.

By: RIC GP I, LLC, its general partner

By: /s/ Michael E. Nugent
Name:Michael E. Nugent

Title:Managing Member

ROCK ISLAND CAPITAL Q FUND I, L.P.

By: RIC GP I, LLC, its general partner

By: /s/ Michael E. Nugent
Name:Michael E. Nugent

Title:Managing Member

LANIGAN HOLDINGS, LLC

By: /s/ Steven J. Bayers
Name:Steven J. Bayers

Title:Chief Financial Officer

COMMUNITY MERCHANT SERVICES, INC.

By: /s/ Frank F. Lunn IV
Name:Frank F. Lunn IV

Title:Chief Executive Officer

[Signature Pages to Welch Purchase Agreement]

KAHUNA BUSINESS HOLDINGS, LLC

By: /s/ Frank F. Lunn IV
Name:Frank F. Lunn IV

Title:Chief Executive Officer

HR FINANCIAL SERVICES, INC.

By: /s/ Steven W. Schweizer
Name:Steven W. Schweizer

Title:President

ARCH ATM, INC.

By: /s/ Jeffrey M. Hewitt
Name:Jeffery M. Hewitt

Title:President

WELCH SYSTEMS, INC.

By: /s/ Jeffrey A. Martin
Name:Jeffrey A. Martin

Title:President

/s/ Jeffery M. Hewitt

Jeffery M. Hewitt

/s/ Jeffrey A. Martin

Jeffrey A. Martin

[Signature Pages to Welch Purchase Agreement]

/s/ David W. Welch

David W. Welch

/s/ Brad Cummins

Brad Cummins

/s/ Sara J. Heinzmann

Sara J. Heinzmann

/s/ Jason W. Green

Jason W. Green

/s/ Mark Idel

Mark Idel

/s/ Bryan Bauer

Bryan Bauer

SELLER REPRESENTATIVE:

ROCK ISLAND CAPITAL FUND I, L.P.

By: RIC GP I, LLC, its general partner

By: /s/ Michael E. Nugent
Name:Michael E. Nugent

Title:Managing Member

[Signature Pages to Welch Purchase Agreement]